Exhibit 4.23

Dated 22 July 2015

DIANA SHIPPING INC.
 as Borrower

and

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
 as Lenders

and

BNP PARIBAS
as Agent
 and as Security Trustee

and

BNP PARIBAS
 as Bookrunner

and

BNP PARIBAS
 as Swap Bank

LOAN AGREEMENT

relating to a US$165,000,000 facility to refinance
 part of the acquisition cost of the Ships listed in Schedule 7 hereto

Index

Clause		Page

1	Interpretation	3
2	Loan Facility and Designated Transactions	20
3	Position of the Lenders and the swap bank	20
4	Drawdown	21
5	Interest	22
6	Interest Periods	26
7	Default Interest	27
8	Repayment and Prepayment	28
9	Conditions Precedent	31
10	Representations and Warranties	32
11	Financial Covenants	35
12	General Undertakings	36
13	Corporate Undertakings	41
14	Insurance	42
15	Ship Covenants	48
16	Security cover	53
17	Payments and Calculations	55
18	Application of Receipts	57
19	Application of Earnings	58
20	Events of Default	59
21	Fees and Expenses	64
22	Indemnities	65
23	No Set-Off or Tax Deduction	67
24	illegality, etc.	70
25	Increased Costs	71
26	Set-Off	72
27	Transfers and Changes in Lending Offices	73
28	Variations and Waivers	78
29	Notices	79
30	Supplemental	82
31	Law and Jurisdiction	84
Schedule 1	Lenders and Commitments	86
Schedule 2	Guarantors	87
Schedule 3	Drawdown Notice	90
Schedule 4	Condition Precedent Documents	91
Schedule 5	Transfer Certificate	94
Schedule 6	Designation Notice	98
Schedule 7	Ships	99
Schedule 8	Form of Compliance Certificate	102
Execution Page		104

THIS AGREEMENT is made on 22 July 2015

BETWEEN

(1)	DIANA SHIPPINC INC., a corporation domesticated in the Marshall islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall islands MH96960 as Borrower;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 (Lenders and Commitments), as Lenders;

(3)	BNP PARI BAS a banking corporation having its registered office at 16 Boulevard des Italiens, 75009, Paris, France acting through its office at 16, rue de Hanovre, 75002 Paris, France as Agent and Security Trustee;

(4)	BNP PARI BAS a banking corporation having its registered office at 16 Boulevard des Italiens, 75009, Paris, France acting through its office at 16, rue de Hanovre, 75002 Paris, France as Bookrunner; and

(5)	BNP PARIBAS as Swap Bank.

BACKGROUND

(A)	The Lenders have agreed to make available to the Borrower a secured term loan facility in one advance for the purposes of refinancing the Existing Indebtedness in an amount equal to the lesser of (a) $165,000,000 and (b) 70 per cent. of the aggregate Initial Market Value of the Ships which shall be made available for the purpose of refinancing the Existing Indebtedness.

(B)	The Borrower may from time to time hedge its exposure under this Agreement to interest rate fluctuations by entering into Designated Transactions with the Swap Bank.

(C)	The Lenders and the Swap Bank have agreed to share pari passu in the security to be granted to the Security Trustee pursuant to this Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions

Subject to Clause 1.5 (General Interpretation), in this Agreement:

"Account Bank" means BNP Paribas (Suisse), acting through its office at Place de Hollande 2, CP CH-1211, Geneva 11, Switzerland;

"Account Pledge" means a deed of pledge of each Earnings Account in the Agreed Form and, in the plural, means all of them;

"Accounting Information" means, as at the date of calculation or, as the case may be, in respect of an accounting period, the annual audited consolidated accounts of the Group or, as the case may be, the semi-annual unaudited financial statements of the Group, in each case, which the Borrower is obliged to deliver to the Agent pursuant to Clause 12.6 (Provision of financial statements) in accordance with the provisions of Clause 12.7 (Form of financial statements);

"Affected Lender" has the meaning given in Clause 5.7 (Market disruption);

"Agency and Trust Agreement" means the agency and trust agreement dated the same date as this Agreement and made between the same parties in such form as the Agent may approve or require;

"Agent" means BNP Paribas acting through its office at 16, rue de Hanovre, 75002, Paris France or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

"Agreed Form" means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of all the Lenders) or as otherwise approved in accordance with any other approval procedure specified in any relevant provisions of any Finance Document;

"Applicable Person" has the meaning given in Clause 30.5 (Waiver of Banking Secrecy);

"Approved Broker" means any of Clarkson, Fearnleys, Gibsons, Arrow, Galbraith's, Breamar Seascape, Maersk Brokers, Simpson Spence & Young (to include, in each case, their successors or assigns and such subsidiary or other company in the same corporate group through which valuations are commonly issued by each of these brokers), or such other first- class independent broker as the Borrower and the Agent (acting on the instructions of the Majority Lenders) may agree in writing form time to time;

"Approved Classification" means, in respect of a Ship, the classification specified in Column I of Schedule 7 (Ships) with the Approved Classification Society or the equivalent classification with another Approved Classification Society;

"Approved Classification Society" means, in respect of a Ship, the classification society specified in Column H of Schedule 7 (Ships) or any other classification society which is a member of the International Association of Classification Societies and which has been approved in writing by the Agent acting with the authorisation of the Majority Lenders;

"Approved Flag State" means, in respect of a Ship, the flag set out in Column C of Schedule 7 (Ships), or any country in which the Agent may, with the authorisation of the Majority Lenders, approve that that Ship may be registered;

"Approved Manager" means, in relation to a Ship, Diana Shipping Services S.A., a company incorporated and existing under the laws of Panama having its registered office at Edificio Universal, Piso 12, Avenida Federico Boyd, Panama, Republic of Panama and maintaining an office at 16 Pendelis Street, 175 64, Palaio Fa lira, Greece or -in relation to any Ship in respect of which the Borrower exercises its right set out in Clause 15.20 (Change of Approved Manager)- Diana Wilhelmsen Management Limited, a company incorporated and existing under the laws of the Republic of Cyprus having its registered office at 21 Vasili Michailidi Street, 3026 Limassol, Cyprus, and any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the technical or, as the case may be, commercial manager of that Ship (such approval not to be unreasonably withheld or unduly delayed);

"Approved Manager's Undertaking" means, in relation to a Ship, a letter of undertaking executed or to be executed by the Approved Manager in favour of the Security Trustee in the terms required by the Security Trustee agreeing certain matters in relation to the Approved Manager serving as the manager of that Ship and subordinating the rights of the Approved Manager against that Ship and the Collateral Guarantor owning that Ship to the rights of the Creditor Parties under the Finance Documents, in the Agreed Form;

"Availability Period" means the period commencing on the date of this Agreement and ending on:

(a)	31 August 2015 (or such later date as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower); or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

"Balloon Instalment" has the meaning given in paragraph (b) of Clause 8.1 (Amount of Repayment Instalments);

"Basel III Framework" means:

(a)	the agreements on capital requirements, leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated from time to time;

(b)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement- Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated from time to time; and

(c)	any further guidance or standards published from time to time by the Basel Committee on Banking Supervision relating to "Basel III";

"Bookrunner" means BNP Paribas acting through its office at 16, rue de Hanovre, 75002 Paris, France;

"Business Day" means a day on which banks are open in London, Athens, Paris, Geneva and Frankfurt and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

"Cash and Cash Equivalents" means, at any time, the aggregate of:

(a)	the amount of freely available and unencumbered credit balances on any deposit or current account (including, for the avoidance of doubt, any restricted cash);

(b)	the market value of transferable certificates of deposit in a freely convertible currency acceptable to the Security Trustee issued by a prime international bank; and

(c)	the market value of equity securities (if and to the extent that the Lenders satisfied that such equity securities are readily saleable for cash and that there is a ready market therefor) and investment grade debt securities which are publicly traded on a major stock exchange or investment market (valued at market value as at any applicable date of determination);

in each case owned free of any Security Interest (other than a Security Interest in favour of the Security Trustee) by the Borrower or any of its subsidiaries where:

(i)	the market value of any asset specified in paragraph (b) and (c) shall be the bid price quoted for it on the relevant calculation date by the Security Trustee; and

(ii)	the amount or value of any asset denominated in a currency other than Dollars shall be converted into Dollars using the Lenders' spot rate for the purchase of Dollars with that currency on the relevant calculation date;

"Charterparty" means, in relation to a Ship, any charterparty in respect of that Ship of a duration exceeding 12 months or capable of exceeding a duration of 12 months, made on terms and with a charterer acceptable in all respects to Agent (acting on the instructions of the Lenders);

"Charterparty Assignment" means, in respect of a Charterparty, the deed of assignment of that Charterparty in favour of the Security Trustee, in the Agreed Form;

"Code" means the United States Internal Revenue Code of 1986;

"Collateral Guarantee" means the guarantee to be given by each Collateral Guarantor in favour of the Security Trustee, guaranteeing the obligations of the Borrower under this Agreement, the Master Agreement and the other Finance Documents, in the Agreed Form;

"Collateral Guarantor" means the companies and corporations listed in Column B of (Schedule 2 (Guarantors) hereto whose registered offices are located at the addresses set out in Column E of Schedule 2 (Guarantors);

"Commitment" means, in relation to a Lender, the amount set opposite its name in Schedule 1(Lenders and Commitments), or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and "Total Commitments" means the aggregate of the Commitments of all the Lenders);

"Compliance Certificate" means a certificate in the form set out in Schedule 8 (Form of Compliance Certificate) (or in any other form which the Agent approves or requires in its sole discretion);

"Confidential Rate" means any quotation supplied to the Agent by a Reference Bank or any Funding Rate;

"Confirmation" and "Early Termination Date", in relation to any continuing Designated Transaction, have the meanings given in the Master Agreement;

"Consolidated Net Debt" means the Total Debt less the aggregate amount of Cash and Cash Equivalents (excluding amounts restricted in connection with contingent/off balance sheet obligations);

"Contractual Currency" has the meaning given in Clause 22.4 (Extension of indemnities; environmental indemnity);

"Contribution" means, in relation to a Lender, the part of the Loan which is owing to that Lender;

"CRD IV" means:

(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(b)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms;

"Creditor Party" means the Agent, the Security Trustee, the Swap Bank or any Lender, whether as at the date of this Agreement or at any later time;

"Designated Transaction" means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrower pursuant to the Master Agreement with the Swap Bank; and

(b)	its purpose is the hedging of the Borrower's exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date;

"Dollars" and "$" means the lawful currency for the time being of the United States of America;

"Drawdown Date" means the date requested by the Borrower for the Loan to be made, or (as the context requires) the date on which the Loan is actually made;

"Drawdown Notice" means a notice in the form set out in Schedule 3 (Drawdown Notice);

"Earnings" means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Collateral Guarantor owning that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b);

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to the relevant Collateral Guarantor or the Security Trustee in the event of requisition of a Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of a Ship; and

(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(b)	if and whenever a Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

"Earnings Account" means, in relation to a Ship, an account in the name of the Collateral Guarantor owning that Ship with the Account Bank in Switzerland designated "[Collateral Guarantor's name]-Earnings Account", or any other account (with the Account Bank or with an office of the Agent) which is designated by the Agent in writing as the Earnings Account in relation to that Ship for the purposes of this Agreement;

"Environmental Claim" means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

"Environmental Incident" means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship and/or a Collateral Guarantor and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where any Collateral Guarantor and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

"Existing Indebtedness" means the "Indebtedness" as such term is defined in the Existing Loan Agreement;

"Existing Loan Agreement" means a loan agreement dated 18 February 2005 as amended and restated by an amending and restating agreement dated 24 May 2006 and as further amended from time to time and made between (inter alia) (i) the Borrower and (ii) the Royal Bank of Scotland Pic as lender in relation to a revolving credit facility of up to US$300,000,000;

"Event of Default" means any of the events or circumstances described in Clause 20.1
(Events of Default);

"FATCA" means:

(a)	sections 1471to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

"FATCA Deduction" means a deduction or withholding from a payment under any Finance Document required by or under FATCA;

"FATCA Exempt Party" means a party to a Finance Document that is entitled to receive payments free from any FATCA Deduction;

"FATCA FFI" means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Creditor Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction;

"Fee Letter" means a letter dated on or about the date of this Agreement between the Agent and the Borrower setting out the amount of the structuring and agency fees referred to in Clause 21.1 (Structuring, agency, account bank fees);

"Finance Documents" means:

(a)	this Agreement;

(b)	the Agency and Trust Agreement;

(c)	the Master Agreement;

(d)	the Master Agreement Assignment;

(e)	the Collateral Guarantees;

(f)	the General Assignments;

(g)	the Mortgages;

(h)	the Account Pledges;

(i)	any Charterparty Assignments;

(j)	the Approved Manager's Undertaking;

(k)	the Fee Letter; and

(i)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, any Collateral Guarantor or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Bank under this Agreement or the Master Agreement or any of the other documents referred to in this definition;

"Financial Indebtedness" means, in relation to a person (the "debtor"), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing; or

(g)	in connection with any receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis); or

(h)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (g) if the references to the debtor referred to the other person;

"Fleet Vessels" means all of the vessels (including, but not limited to, the Ships) from time to time wholly owned by members of the Group (each a "Fleet Vessel");

"Funding Rate" means any rate notified to the Agent by a Lender pursuant to Clause 5.12
(Alternative rate of interest in absence of agreement);

"GAAP" means generally accepted international accounting principles as from time to time in effect in the United States of America;

"General Assignment" means, in relation to a Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation in the Agreed Form;

"Group" means the Borrower and all its subsidiaries (including, but not limited to, the Collateral Guarantors) from time to time during the Security Period and a "member of the Group" shall be construed accordingly;

"lACS" means the International Association of Classification Societies;

"Initial Market Value" means, in relation to a Ship, the Market Value of that Ship calculated in accordance with the valuation received relative thereto referred to in paragraph 4 of Schedule 4 (Condition Precedent Documents), Part B;

"Insurances" means, in relation to a Ship:

(a)	all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, effected in respect of the Ship, its Earnings or otherwise in relation to it whether before, on or after the date of this Agreement; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

"Interest Period" means a period determined in accordance with Clause 6 (Interest Periods);

"Interpolated Screen Rate" means, in relation to LIBOR for an Interest Period, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than that Interest Period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds that Interest Period,

each as of 11.00 a.m. (London time) on the Quotation Day for the currency of the Loan;

"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

"ISPS Code" means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation as the same may be amended, supplemented or superseded from time to time;

"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code;

"ITF" means the International Transport Workers' Federation;

"Lender" means, subject to Clause 27.6 (Lender re-organisation; waiver of Transfer Certificate):

(a)	a bank or financial institution listed in Schedule 1 (Lenders and Commitments) and acting through its branch or office indicated in Schedule 1 (Lenders and Commitments) (or through another branch notified to the Borrower under Clause 27.14 (Change of lending office) unless it has delivered a Transfer Certificate or Certificates covering the entire amounts of its Commitment and its Contribution;
and

(b)	the holder for the time being of a Transfer Certificate;

"LIBOR" means, for an Interest Period:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for that Interest Period) the Interpolated Screen Rate; or

(c)	if:

(i)	no Screen Rate is available for the currency of the Loan; or

(ii)	no Screen Rate is available for that Interest Period and it is not possible to calculate an Interpolated Screen Rate,

(iii)	the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, 11.00 a.m. (London time) on the Quotation Day for the currency of the Loan and for a period equal in length to that Interest Period and, if any such rate is below zero, LIBOR will be deemed to be zero;

"Liquidity Reserve Account" means an account in the name of the Borrower with the Account Bank in Switzerland designated "Diana Shipping-Liquidity Reserve Account", or any other account (with the Account Bank or with an office of the Agent) which is designated by the Agent in writing as the Liquidity Reserve Account for the purposes of this Agreement;

"Loan" means the principal amount for the time being outstanding under this Agreement;

"Major Casualty" means, in relation to a Ship, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency;

"Majority Lenders" means:

(a)	before the Loan has been made, Lenders whose Commitments total 66.66 per cent. of the Total Commitments; and

(b)	after the Loan has been made, Lenders whose Contributions total 66.66 per cent. of the Loan;

"Mandatory Cost" "Mandatory Cost" means, in relation to the Loan, the cost calculated as a percentage rate per annum incurred by a Lender as a result of compliance with (a) the requirements of the Bank of England and/or the Financial Conduct Authority and/or the Prudential Regulation Authority (or, in any case, any other authority which replaces all or any of its functions) and/or the Autorite des marches financiers (AMF) and/or the Autorite de controle prudentiel (ACPR) and/or the Banque de France and/or any other relevant financial regulatory authority or (b) the requirements of the European Central Bank, as may be determined by a Lender and notified to the Agent from time to time and notified in turn by the Agent to the Owner;

"Margin" means:

(a)	from the Drawdown Date until the second anniversary of the Drawdown Date, 2.35 per cent. per annum;

(b)	from the second anniversary of the Drawdown Date until the third anniversary of the Drawdown Date, 2.30 per cent. per annum; and

(c)	from the third anniversary of the Drawdown Date until the end of the Security Period, 2.25 per cent. per annum;

"Market Value" means, in relation to a Ship, the market value of that Ship determined from time to time in accordance with Clause 16.4 (Valuation of Ships);

"Market Value Adjusted Net Worth" means Market Value Adjusted Total Assets less Total Debt;

"Market Value Adjusted Total Assets" means, at any time, the Total Assets adjusted to reflect the difference between the book values of all Fleet Vessels and the aggregate Market Value of all Fleet Vessels;

"Master Agreement" means the master agreement (on the 2002 ISDA (Master Agreement) made or to be made between the Borrower and the Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged thereunder;

"Master Agreement Assignment" means the assignment of the Master Agreement in favour of the Security Trustee executed or to be executed by the Borrower, in the Agreed Form;

"Material Adverse Effect" means, a material adverse change in, or a material adverse effect on:

(a)	the financial condition, assets, prospects or business of the Borrower and/or any Collateral Guarantor or on the consolidated financial condition, assets, prospects or business of the Group; or

(b)	the ability of the Borrower or any Collateral Guarantor to perform and comply with its obligations under any Finance Documents;

"Mortgage" means, in relation to a Ship, a first preferred or, as the case may be, priority ship mortgage on that Ship (and, if required pursuant to the laws of the applicable Approved Flag State, a deed of covenant collateral thereto) in the Agreed Form and, in the plural, means all of them;

"Negotiation Period" has the meaning given in Clause 5.10 (Negotiation of alternative rate of interest);

"New Swap Bank" has the meaning given to it in Clause 27.19 (Assignments, transfers and novations by the Swap Bank);

"Notifying Lender" has the meaning given in Clause 24.1 (Illegality) or Clause 25.1
(Increased costs) as the context requires;

"Payment Currency" has the meaning given in Clause 22.5 (Currency indemnity);

"Permitted Security Interests" means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master's and crew's wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)	liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Collateral Guarantor in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to paragraph (g) of Clause 15.13 (Restrictions on chartering, appointment of managers etc.);

(f)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while the Borrower or a Collateral Guarantor is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

"Pertinent Jurisdiction", in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or which the company's central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as a main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

"Potential Event of Default" means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

"Quotation Date" means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is 2 London business days (on which banks are open for general business in London) before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);

"Reference Banks" means subject to Clause 27.16, the London branch of BNP Paribas and any of its successors or such other banks as may be appointed by the Agent after consultation with the Borrowers;

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks, as the rate at which the Reference Bank could borrow funds in the London interbank market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

"Relevant Party" means, for the purpose of Clauses 10.15 (No bribery, corruption or money laundering) and 10.18 (Sanctions), the Borrower, a Collateral Guarantor, the Approved Manager, the other Security Parties and any charterer which is a party to a Charterparty or any sub-charterer of a Ship;

"Relevant Person" has the meaning given in Clause 20.9 (Relevant Persons);

"Repayment Date" means a date on which a repayment is required to be made under Clause 8 (Repayment and Prepayment);

"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss";

"Sanctioned Person" has the meaning given to it in paragraph (a) of Clause 10.18
(Sanctions);

"Sanctions" means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Department of the Treasury's Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, and/or the European Union and/or the French Republic, and/or Her Majesty's Treasury or other relevant sanctions authority;

"Screen Rate" means the London interbank offered rate administrated by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters). If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower;

"Secured Liabilities" means all liabilities which the Borrower, the Collateral Guarantors, the other Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

"Security Interest" means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

"Security Party" means each Collateral Guarantor, the Approved Manager and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the final paragraph of the definition of "Finance Documents";

"Security Period" means the period commencing on the date of this Agreement and ending on the date on which:

(a)	all amounts which have become due for payment by the Borrower, any Collateral Guarantor or any other Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Collateral Guarantor nor any other Security Party has any future or contingent liability under Clauses 21 (Fees and Expenses), 22 (Indemnities) or 23 (No Set-Off or Tax Deduction) or any other provision of this Agreement or another Finance Document;

"Security Trustee" means BNP Paribas acting through its office at 16, rue de Hanovre, 75002, Paris France or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

"Ship" means each of the Ships listed in Schedule 7 (Ships) and, in the plural, means all of them;

"Swap Bank" means BNP Paribas acting through its office at 16, rue de Hanovre, 75002, Paris France;

"Swap Exposure" means, as at any relevant date the amount certified by the Swap Bank to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrower and the Swap Bank;

"Total Assets" means, at any date of calculation, the amount of the total assets of the Group determined on a consolidated basis as shown in the most recent Applicable Accounts delivered by the Borrower pursuant to Clause 12.6 (Provision of financial statements); and

"Total Debt" means, at any date of calculation or, as the case may be, for any accounting period, the total liabilities of the Group on a consolidated basis as at that date or for that period as shown in the most recent Applicable Accounts delivered by the Borrower pursuant to Clause 12.6 (Provision of financial statements).

"Total loss" means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)	any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1year without any right to an extension) unless it is within 1month redelivered to the full control of the Collateral Guarantor owning that Ship; and

(c)	any arrest, capture, seizure or detention of that Ship (including any hijacking or theft) unless it is within 1 month redelivered to the full control of the Collateral Guarantor owning that Ship;

"Total loss Date" means, in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers;

(ii)	any condemnation of that Ship by any tribunal or by any person or person claiming to be a tribunal; and

(iii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower or the Collateral Guarantor (as the case may be)

owning that Ship with that Ship's insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

"Transaction" has the meaning given in the Master Agreement;

"Transfer Certificate" has the meaning given in Clause 27.2 (Transfer by a Lender);

"Trust Property" has the meaning given in clause 3.1 of the Agency and Trust Agreement; and

"US Tax Obligor" means:

(a)	a person which is resident for tax purposes in the United States of America; or

(b)	a person some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

1.2	Construction of certain terms

In this Agreement:

"administration notice" means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

"approved" means, for the purposes of Clause 14 (Insurance), approved in writing by the Agent;

"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

"company" includes any partnership, joint venture and unincorporated association; "consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;

"document" includes a deed; also a letter or fax;

"excess risks" means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

"months" shall be construed in accordance with Clause 1.3 (Meaning of "month");

"obligatory insurances" means, in relation to a Ship, all insurances effected, or which the Collateral Guarantor owning the Ship is obliged to effect, under Clause 14 (Insurance) or any other provision of this Agreement or another Finance Document;

"parent company" has the meaning given in Clause 1.4 (Meaning of "subsidiary");

"person" includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

"protection and indemnity risks" means the usual risks covered by a protection and indemnity association managed in London, including pollution risks, freight demurrage and defence risks, strike and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

"regulation" includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational] body, agency, department or regulatory, self-regulatory or other authority or organisation;

"subsidiary" has the meaning given in Clause 1.4 (Meaning of "subsidiary");

"successor" includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person's rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

"tax" includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

"war risks" means the risks according to Institute War and Strike Clauses (Hull Time) (1/10/83) or (1/11/95), or equivalent conditions, including, but not limited to risk of mines, blocking and trapping, missing vessel, confiscation, piracy and all risks excluded from the standard form of English or other marine policy.

1.3	Meaning of "month"

A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and "month" and "monthly" shall be construed accordingly.

1.4	Meaning of "subsidiary"

A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attached to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P,

and any company of which 5 is a subsidiary is a parent company of S.

1.5	General interpretation

In this Agreement:

(a)	references to, or to a prov1s1on of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 (Definitions) to 1.5 (General Interpretation) apply unless the contrary intention appears; and

(e)	A Potential Event of Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

1.6	Headings

In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-
 clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	LOAN FACILITY AND DESIGNATED TRANSACTIONS

2.1	Amount of facility

Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrower a secured term loan facility in an amount of up to the lesser of (i) $165,000,000 and (ii) 70 per cent. of the aggregate Initial Market Value of the Ships in one advance.

2.2	Lenders' participations in Loan

Subject to the other provisions of this Agreement, each Lender shall participate in the Loan in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Loan

The Borrower undertakes with each Creditor Party to use the Loan only for the purpose stated in the preamble to this Agreement.

2.4	Designated Transactions under the Master Agreement

At any time during the Security Period, the Borrower may request the Swap Bank to conclude Designated Transactions for the purpose of hedging exposure to interest rate fluctuations in the context of their interest payment obligations under this Agreement. The entry by the Swap Bank into the Master Agreement does not commit the Swap Bank to conclude Designated Transactions, or even to offer terms for doing so, but does provide a contractual framework within which Designated Transactions may be concluded and secured, assuming that the Swap Bank is willing to conclude any Designated Transaction at the relevant time and that, if that is the case, mutually acceptable terms can be agreed at the relevant time.

3	POSITION OF THE LENDERS AND THE SWAP BANK

3.1	Interests of Creditor Parties several

The rights of the Creditor Parties under this Agreement and the Master Agreement are several.

3.2	Individual Creditor Parties' right of action

Each Creditor Party shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement and the Master Agreement without joining the Agent, the Security Trustee or any other Creditor Party as additional parties in the proceedings.

3.3	Proceedings by individual Creditor Party

However, without the prior consent of the Lenders, no Creditor Party may bring proceedings in respect of:

(a)	any other liability or obligation of the Borrower or a Security Party under or connected with a Finance Document; or

(b)	any misrepresentation or breach of warranty by the Borrower or a Security Party in or connected with a Finance Document.

3.4	Obligations of Creditor Parties several

The obligations of the Lenders and the Swap Bank under this Agreement and the Master Agreement are several; and a failure of a Lender and the Swap Bank to perform its obligations under this Agreement or (as the case may be) the Master Agreement shall not result in:

(a)	the obligations of the other Lenders or the Swap Bank being increased; nor

(b)	the Borrower, any Security Party or any other Lender or the Swap Bank being discharged (in whole or in part) from its obligations under any of the Finance Documents,

and in no circumstances shall a Lender or the Swap Bank have any responsibility for a failure of another Lender to perform its obligations under this Agreement or under the Master Agreement.

3.5	Parties bound by certain actions of Lenders

Every Lender, the Borrower and each Security Party shall be bound by:

(a)	any determination made, or action taken, by the Lenders under any provision of a Finance Document;

(b)	any instruction or authorisation given by the Lenders to the Agent or the Security Trustee under or in connection with any Finance Document; and

(c)	any action taken (or in good faith purportedly taken) by the Agent or the Security Trustee in accordance with such an instruction or authorisation.

3.6	Reliance on action of Agent

However, the Borrower and each Security Party:

(a)	shall be entitled to assume that the Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take; and

(b)	shall not be entitled to require any evidence that such an instruction or authorisation has been given.

3.7	Construction

In Clauses 3.4 (Obligations of Creditor Parties several) and 3.5 (Parties bound by certain actions of Lenders) references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

4	DRAWDOWN

4.1	Request for Loan

Subject to the following conditions, the Borrower may request the Loan to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (Paris time) 5 Business Days prior to the intended Drawdown Date.

4.2	Availability

The conditions referred to in Clause 4.1 (Request for Loan) are that:

(a)	the Drawdown Date has to be a Business Day during the Availability Period; and

(b)	the amount of the Loan shall not exceed an amount equal to the lesser of (i) $165,000,000 and (ii) 70 per cent. of the aggregate Initial Market Value of the Ships and shall be used in refinancing the Existing Indebtedness.

4.3	Notification to Lenders of receipt of the Drawdown Notice

The Agent shall promptly notify the Lenders that it has received the Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Loan and the Drawdown Date;

(b)	the amount of that Lender's participation in the Loan; and

(c)	the duration of the first Interest Period.

4.4	Drawdown Notice irrevocable

The Drawdown Notice must be signed by an authorised representative of the Borrower; and once served, the Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5	Lenders to make available Contributions

Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent the amount due from that Lender on that Drawdown Date under Clause 2.2 (Lenders' participations in Loan).

4.6	Disbursement of Loan

Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5 (Lenders to make available Contributions); and that payment to the Borrower shall be made:

(a)	to the account which the Borrower specify in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7	Disbursement of Loan to third party

The payment by the Agent under Clause 4.6 (Disbursement of Loan) the existing agent under the Existing Loan Agreement shall constitute the making of the Loan and the Borrower shall at that time become indebted, as principal and direct obligors, to each Lender in an amount equal to that Lender's participation in the Loan.

5	INTEREST

5.1	Payment of normal interest

Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.2	Normal rate of interest

Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of (i) the applicable Margin, (ii) the Mandatory Cost (if any) and (iii) LIBOR for that Interest Period subject to Clauses 5.6 (Absence of quotations by Reference Banks) and 5.7 (Market disruption).

5.3	Payment of accrued interest

In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest

The Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period,

as soon as reasonably practicable after each is determined.

5.5	Obligation of Reference Banks to quote

Each Reference Bank which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement unless that Reference Bank ceases to be a Lender pursuant to Clause 27.16 (Replacement of Reference Bank).

5.6	Absence of quotations by Reference Banks

If any Reference Bank fails to supply a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5 (Interest).

5.7	Market disruption

The following provisions of this Clause 5 (Interest) apply if:

(a)	LIBOR is to be determined by reference to the Reference Banks and no Reference Bank does, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotations to the Agent in order to fix LIBOR; or

(b)	at least 1Business Day before the start of an Interest Period, a Lender may notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to that Lender of funding its respective Contribution (or any part of it) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(c)	at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the "Affected Lender") that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.8	Notification of market disruption

The Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.7 (Market disruption) which have caused its notice to be given.

5.9	Suspension of drawdown

If the Agent's notice under Clause 5.8 (Notification of market disruption) is served before the Loan is made:

(a)	in a case falling within paragraphs (b) or (b) of Clause 5.7 (Market disruption), the Lenders' obligations to make the Loan; and

(b)	in a case falling within paragraph (c) of Clause 5.7 (Market disruption), the Affected Lender's obligation to participate in the Loan,

shall be suspended while the circumstances referred to in the Agent's notice continue.

5.10	Negotiation of alternative rate of interest

If the Agent's notice under Clause 5.8 (Notification of market disruption) is served after the Loan is made, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.8 (Notification of market disruption), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.11	Application of agreed alternative rate of interest

Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12	Alternative rate of interest in absence of agreement

If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders concerned or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin and the Mandatory Costs (if any); and

the procedure provided for by this Clause 5.12 (Alternative rate of interest in absence of agreement) shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.13	Notice of prepayment

If the Borrower does not agree with an interest rate set by the Agent under Clause 5.12 (Alternative rate of interest in absence of agreement), the Borrower may give the Agent not less than 15 Business Days' notice of their intention to prepay at the end of the interest period set by the Agent.

5.14	Prepayment; termination of Commitments

A notice under Clause 5.13 (Notice of prepayment) shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower's notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)	on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender's

Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Costs (if any).

5.15	Confidential Rates

(a)	The Agent and the Borrower agree to keep each Confidential Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate to the Borrower pursuant to Clause 5.4 (Notification of Interest Periods and rates of normal interest); and

(ii)	any Confidential Rate to any person appointed by it to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, to the extent necessary to enable such service provider to provide any of the services referred to in this paragraph (ii) if the service provider to whom the Confidential Rate is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Reference Bank or Lender, as the case may be.

(c)	The Agent may disclose any Confidential Rate, and the Borrower may disclose any Funding Rate, to:

(i)	any of its affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners, delegates, agents, managers, administrators, nominees, attorneys, trustees or custodians if any person to whom that Confidential Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that the Confidential Rate may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Confidential Rate or is otherwise bound by requirements of confidentiality in relation to that Confidential Rate;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Confidential Rate is to be given is informed in writing of its confidential nature and that the Confidential Rate may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Confidential Rate is to be given is informed in writing of its confidential nature and that the Confidential Rate may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Reference Bank or Lender, as the case may be.

(d)	The Agent's obligations in this Clause 5.15 (Confidential Rates) relating to quotations provided by Reference Banks are without prejudice to its obligations to make notifications under Clause 5.4 (Notification of Interest Periods and rates of normal interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual quotation provided by a Reference Bank as part of any such notification.

(e)	The Agent and the Borrower acknowledge that each Confidential Rate is or may be price- sensitive information and that the use of such a Confidential Rate may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and the Borrower undertakes not to use any Confidential Rate for any unlawful purpose.

(f)	The Agent and the Borrower agree (to the extent permitted by law and regulation) to inform the relevant Reference Bank or Lender, as the case may be:

(i)	of the circumstances of any disclosure of any Confidential Rate made pursuant to paragraph (c)(ii) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any Confidential Rate has been disclosed in breach of this Clause 5.15 (Confidential Rates).

5.16	Application of prepayment

The provisions of Clause 8 (Repayment and Prepayment) shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods

The first Interest Period applicable to the Loan shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods

Subject to Clauses 6.3 (Duration of Interest Periods for Repayment Instalments) and 6.4 (Non-availability of matching deposits for Interest Period selected), each Interest Period shall be:

(a)	subject to sub-paragraph (b) below, 1, 3 or 6 months as notified by the Borrower to the Agent not later than 11.00 a.m. (Paris time) 5 Business Days before the commencement of the Interest Period; or

(b)	3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a); or

(c)	such other period as the Agent may, with the authorisation of all the Lenders, agree with the Borrower.

6.3	Duration of Interest Periods for Repayment Instalments

In respect of an amount due to be repaid under Clause 8 (Repayment and Prepayment) on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4	Non-availability of matching deposits for Interest Period selected

If, after the Borrower has selected and the Lenders have agreed an Interest Period longer than 6 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts

The Borrower shall pay interest in accordance with the following provisions of this Clause 7 (Default Interest) on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 20.4 (Acceleration of Loan), the date on which it became immediately due and payable.

7.2	Default rate of interest

Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 7.3 (Calculation of default rate of interest); or

(b)	in the case of any other overdue amount, the rate set out at paragraph (b)of Clause 7.3 (Calculation of default rate of interest).

7.3	Calculation of default rate of interest

The rates referred to in Clause 7.2 (Default rate of interest) are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);

(b)	the aggregate of the applicable Margin and the Mandatory Cost (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)	if the Agent (after consultation with the Reference Bank) determines that Dollar deposits for any such period are not being made available to the Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Bank from such other sources as the Agent (after consultation with the Reference Bank) may from time to time determine.

7.4	Notification of Interest Periods and default rates

The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 (Calculation of default rate of interest) and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent's notification.

7.5	Payment of accrued default interest

Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest

Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7	Application to Master Agreement

For the avoidance of doubt this Clause 7 (Default Interest) does not apply to any amount payable under the Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest, Other Amounts) of the Master Agreement shall apply.

8	REPAYMENT AND PREPAYMENT

8.1	Amount of Repayment Instalments

The Borrower shall repay the Loan by:

(a)	20 consecutive quarterly instalments, the first 8 instalments in an amount of $2,500,000, followed by 4 instalments in an amount of $5,000,000 and 8 instalments in an amount of $7,000,000 (the "Repayment Instalments" and each a "Repayment Instalment"); and

(b)	a balloon instalment of $69,000,000 (the "Balloon Instalment"),

Provided that if the amount of the Loan drawn down hereunder is less than $165,000,000, each of the Repayment Instalments and the Balloon Instalment shall be reduced pro rata by an amount in aggregate equal to the undrawn balance.

8.2	Repayment Dates

The first Repayment Instalment shall be repaid on the date falling three months after the Drawdown Date with the remaining Repayment Instalments to be repaid at 3-monthly intervals thereafter and the last Repayment Instalment together with the Balloon Instalment shall be paid on the earlier of:

(a)	the fifth anniversary after the Drawdown Date; and

(b)	31 July 2020.

8.3	Final Repayment Date

On the final Repayment Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment

Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period.

8.5	Conditions for voluntary prepayment

The conditions referred to in Clause 8.4 (Voluntary prepayment) are that:

(a)	a partial prepayment shall be $1,000,000 or a multiple of $1,000,000;

(b)	the Agent has received from the Borrower at least 10 Business Days' prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)	the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower, any Collateral Guarantor or any other Security Party in connection with the prepayment has been obtained and remains in force, and that any official regulation relevant to this Agreement which affects the Borrower, any Collateral Guarantor or any other Security Party has been complied with;

(d)	the Borrower has complied with Clause 8.12 (Unwinding of Designated Transactions) on or prior to the date of prepayment; and

(e)	the Borrower has provided evidence satisfactory to the Agent that they have sufficient funds to pay any breakage costs and/or any other amounts that may become payable under this Agreement and the Master Agreement in connection with the prepayment.

8.6	Effect of notice of prepayment

A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment

The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under paragraph (c) of Clause 8.5 (Conditions for voluntary prepayment).

8.8	Mandatory prepayment

The Borrower shall be obliged to prepay the Relevant Amount if a Ship is sold or becomes a Total Loss and comply with Clause 8.12 (Unwinding of Designated Transactions):

(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the relevant Ship to the buyer; or

(b)	in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

In this Clause 8.8 (Mandatory prepayment), "Relevant Amount" means:

(i)	if the relevant Ship is more than 10 years old, an amount equal to 100 per cent. of the sale or Total Loss proceeds; and

(ii)	if the relevant Ship is less than 10 years old an amount equal to the higher of:

(A)	such part of the Loan as is equal to the ratio of the Market Value of the Ship lost or sold, as the case may be, to the aggregate sum of the Market Values of the Ships; and

(B)	from the Drawdown Date until the first anniversary of the Drawdown Date, an amount which, after the application of the prepayment to be made pursuant to this Clause 8.8 (Mandatory prepayment), results in the security cover ratio under Clause 16.1 (Minimum required security cover) being equal to 125 per cent. of the aggregate of the Loan and the Swap Exposure; and

(C)	from the first anniversary of the Drawdown Date until the end of the Security Period, an amount which, after the application of the prepayment to be made pursuant to this Clause 8.8 (Mandatory prepayment), results in the security cover ratio under Clause 16.1 (Minimum required security cover) being equal to 130 per cent. of the aggregate of the Loan and the Swap Exposure, and provided that no Event of Default or Potential Event of Default has occurred and is continuing, any remaining proceeds of the sale or Total Loss of a Ship after the prepayments referred to in paragraph (ii) above have been made together with all other amounts that are payable on any such prepayment pursuant to the Finance Documents shall be paid to the Collateral Guarantor that owned the relevant Ship.

8.9	Amounts payable on prepayment

A prepayment shall be made together with accrued interest (and any other amount payable under Clause 22 (indemnities) or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under paragraph (b) of Clause 22.1 (indemnities regarding borrowing and repayment of Loan) but without premium or penalty.

8.10	Application of partial prepayment

Each partial prepayment shall be applied:

(a)	if made pursuant to Clause 8.4 (Voluntary prepayment), pro rata against the then outstanding Repayment Instalments and the Balloon Instalment or as otherwise agreed between the Borrower and the Agent;

(b)	if made pursuant to Clause 8.8 (Mandatory prepayment):

(i)	FIRSTLY: pro rata towards repayment of any overdue interest, any breakage costs, any accrued interest relating to the Loan, any other costs, fees, expenses, commissions due under this Agreement and any periodical payments (other than any payments arising out of a termination or closing out) under the Master Agreement; and

(ii)	SECONDLY: pro rata against the then outstanding Repayment Instalments and the Balloon Instalment and the Swap Exposure under the Master Agreement.

8.11	No reborrowing

No amount repaid or prepaid may be re-borrowed.

8.12	Unwinding of Designated Transactions

On or prior to any repayment or prepayment of the Loan or any part thereof under this Clause 8 (Repayment and Prepayment) or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not exceed the amount of the Loan following such repayment or prepayment and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1 (Amount of Repayment Instalments).

8.13	Prepayment of Swap benefit

If a Designated Transaction is terminated in circumstances where the Swap Bank would be obliged to pay an amount to the Borrower under the Master Agreement, the Borrower hereby agrees that such payment shall be applied in accordance with Clause 18.1 (Normal order of application) and authorise the Swap Bank to pay such amount to the Agent for such purpose.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default

Each Lender's obligation to contribute to the Loan is subject to the following conditions precedent:

(a)	that, on or before the date of this Agreement, the Agent receives:

(i)	the documents described in Part A of Schedule 4 (Condition Precedent Documents) in a form and substance satisfactory to the Agent and its lawyers;

(ii)	the structuring fee, the annual agency fee and the annual account bank fee referred to in Clause 21 (Fees and Expenses); and

(iii)	payment in full of any expenses payable pursuant to Clause 21 (Fees and Expenses) which are due and payable on the date of this Agreement;

(b)	that, on the Drawdown Date but prior to the making of the Loan, the Lender receives or is satisfied that it will receive on the Drawdown Date the documents described in Part B of Schedule 4 (Condition Precedent Documents) in form and substance satisfactory to the Agent and its lawyers;

(c)	the documents described in Part B of Schedule 4 (Condition Precedent Documents) in form and substance satisfactory to it and its lawyers;

(d)	that both at the date of the Drawdown Notice and at the Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Loan;

(ii)	the representations and warranties in Clause 10.1 (General) and those of the Borrower or any Collateral Guarantor or any other Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 5.7 (Market disruption) has occurred and is continuing; and

(iv)	there has been no Material Adverse Effect since 31 December 2014;

(e)	that, if the ratio set out in Clause 16.1 (Minimum required security cover) were applied immediately following the making of the Loan, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)	that the Agent has received, and found to be acceptable to it, any further opm1ons, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the Drawdown Date.

9.2	Waiver of conditions precedent

If the Majority Lenders, at their discretion, permit the Loan to be borrowed before certain of the conditions referred to in Clause 9.1 (Documents, fees and no default) are satisfied, the Borrower shall ensure that those conditions are satisfied within 3 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General

The Borrower represents and warrants to each Creditor Party as follows.

10.2	Status

The Borrower is duly domesticated and validly existing and in good standing under the laws of the Republic of the Marshall Islands.

10.3	Shares capital and ownership

(a)	The Borrower is authorised to issue 200,000,000 registered shares of a par value of US$0.01 per share and 25 million registered preferred shares each with a par value of US$0.01, out of which (preferred shares) 1,000,000 are designated as series A preferred shares and 5,000,000 are designated as series B preferred shares

(b)	Each Collateral Guarantor is authorised to issue the number of shares set out opposite its name in Schedule 2 all of which shares have been issued fully paid, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by the Borrower.

10.4	Corporate power

The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Finance Documents to which that Borrower is a party; and

(b)	to borrow under this Agreement and to enter into Designated Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, the Finance Documents to which the Borrower is a party and the Master Agreement.

10.5	Consents in force

All the consents referred to in Clause 10.4 (Corporate power) remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests

The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower's legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors' rights generally.

10.7	No third party Security Interests

Without limiting the generality of Clause 10.6 (Legal validity; effective Security Interests), at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all the Security Interests which any Finance Document to which it is a party purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts

The execution by the Borrower of each Finance Document to which it is a party, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

10.9	No withholding taxes

All payments which the Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default

No Event of Default or Potential Event of Default has occurred or would result from the entry into, the performance of, or any transaction contemplated by, any Finance Document.

10.11	Information

All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 12.5 (Information provided to be accurate); all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 12.7 (Form of financial statements); and there has been no Material Adverse Effect since 31 December 2014.

10.12	No litigation

No legal or administrative action involving the Borrower or any Collateral Owner (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) which if adversely determined by the Agent, is likely to have a Material Adverse Effect, has been commenced or taken or, to the Borrower's knowledge, is likely to be commenced or taken.

10.13	Compliance with certain undertakings

At the date of this Agreement, the Borrower is in compliance with Clauses 12.2 (Title; negative pledge), 12.4 (No other liabilities or obligations to be incurred), 12.9 (Consents) and 12.13 (Confirmation of no default).

10.14	Taxes paid

The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower, its business or the Ship owned by it.

10.15	No bribery, corruption or money laundering

Without prejudice to the generality of Clause 2.3 (Purpose of), in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account; (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that no Relevant Party nor any of their subsidiaries, nor any of their respective directors, officers, employees, (nor, to the best knowledge of such Relevant Party, any of their affiliates, agents or representatives) has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction and that each Relevant Party has instituted and maintains policies and procedures designated to prevent violation of such laws, regulations and rules; and (iv) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1of Directive 2005/60/EC of the European Parliament and of the Council).

10.16	ISM Code, ISPS Code Compliance and Environmental Laws

All requirements of the ISM Code, ISPS Code and Environmental Laws as they relate to the Borrower, each Collateral Guarantor, the Approved Manager and each Ship have been complied with.

10.17	No immunity

Neither the Borrower, nor any of its assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit attachment prior to judgement, execution or other enforcement).

10.18	Sanctions

(a)	None of the Borrower, the Approved Manager, or any of their subsidiaries their respective director and officer, or, to the knowledge of each Borrower, any affiliate, agent or employee of the Borrower, the Approved Manager or any of their respective subsidiaries is an individual or entity ("Person"), that is, or is directly or indirectly owned or controlled by Persons that are: (i) the target of any Sanctions (a "Sanctioned Person") or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country, or territory (a "Sanctioned Country"), including, without limitation currently, Cuba, Iran, North Korea, Sudan and Syria.

(b)	No Relevant Party nor any of their subsidiaries, nor any of their respective directors, officers, employees (nor, to the knowledge of such Relevant Party, any of their affiliates, agents or representatives) has taken any action resulting in a violation by such persons of Sanctions or which constitutes or would constitute any such violation by the Borrower, a Creditor Party or any Security Party.

10.19	Repetition

The representations and warranties set out in Clause 10 shall be deemed to be repeated by the Borrower:

(a)	on the date of service of the Drawdown Notice;

(b)	on the Drawdown Date; and

(c)	on the first day of each Interest Period (other than in the case of representations and warranties set out in Clause 10.12),

as if made with reference to the facts and circumstances existing on each such day.

11	FINANCIAL COVENANTS

11.1	General

The Borrower also undertakes with the Security Trustee to comply with the following provisions of this Clause 11 (Financial Covenants) at all times during the Security Period except as the Agent may, with the authority of the Majority Lenders, otherwise permit.

11.2	Financial Covenants

The Borrower shall ensure that at all times throughout the Security Period:

(a)	the Market Value Adjusted Net Worth of the Borrower shall not be less than $300,000,000;

(b)	the ratio of Consolidated Net Debt to Market Value Adjusted Total Assets less the aggregate amount of Cash and Cash Equivalents shall not exceed 65 per cent.; and

(c)	the aggregate of all Cash and Cash Equivalents shall not be less than $500,000 per Fleet Vessel (including, for the avoidance of doubt, the Minimum Liquidity Amount required to be maintained pursuant to Clause 12.19 (Borrower's Minimum Liquidity) .

11.3	Compliance Check

Compliance with the undertakings contained in Clauses 11.2 (Financial Covenants) and 16.1 (Minimum required security cover) shall be determined as at 30 June and 31 December in each financial year of the Borrower and each Collateral Guarantor by reference to:

(a)	in the case of the compliance check as at 30 June in that financial year, the unaudited statements of the Group for the 6-month period ending on that date (commencing with the financial statements for the 6-month period which ending on 30 June 2015) delivered, in each case, to the Agent pursuant to paragraph (b) Clause 12.6 (Provision of financial statements); and

(b)	in the case of the compliance check as at 31 December in that financial year (commencing with the financial statements for the financial year which ends on 31 December 2014), the annual audited consolidated financial statements of the Group for that Financial Year delivered, in each case, to the Agent pursuant to paragraph (a) of Clause 12.6 (Provision of financial statements).

At the same time as the Borrower and each Collateral Guarantor delivers the financial statements referred to above, the Borrower and each Collateral Guarantor shall deliver to the Agent a Compliance Certificate signed by the chief financial officer of the Borrower (commencing with the financial statements for the financial year which ends on 31 December 2014).

11.4	Change in accounting expressions and policies

If, by reason of change in format or GAAP or other relevant accounting policies, the expressions appearing in any financial statements referred to in Clause 12.6 (Provision of financial statements) alter from those in the financial statements for each Collateral Guarantor, or as the case may be, the Group for the financial year which ended on 31 December 2014, the relevant definitions contained in Clause 1.1 (Definitions) and the provisions of Clause 11.2 (Financial Covenants) shall be deemed modified in such manner as the Agent, acting with the authorisation of the Majority Lenders, shall require to take account of such different expressions but otherwise to maintain in all respects the substance of those provisions.

12	GENERAL UNDERTAKINGS

12.1	General

The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 12 (General Undertakings) at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit in writing.

12.2	Title; negative pledge

(a)	The Borrower shall:

(i)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any asset which is the subject of any of the Finance Documents; and

(ii)	procure that its liabilities under this Agreement will rank pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

(b)	The Borrower shall procure that each Collateral Guarantor will:

(i)	hold the legal title to, and own the entire beneficial interest in the Ship owned by it, her Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents; and

(ii)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future; and

(iii)	procure that its liabilities under the Finance Documents to which it is party do and will rank at least pari passu with all other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

12.3	No disposal of assets

The Borrower will procure that no Collateral Guarantor will transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

but paragraph (a) does not apply to any charter of a Ship as to which Clause 15.13 (Restrictions on chartering, appointment of managers etc.) applies.

12.4	No other liabilities or obligations to be incurred

(a)	The Borrower will not incur any Financial Indebtedness to another member of the Group unless such Financial Indebtedness is fully subordinated to this Agreement and the Borrower shall, promptly following the Agent's demand, execute or procure the execution of any documents which the Agent specifies to create or maintain the subordination of the rights of the relevant member of the Group against the Borrower to those of the Creditor Parties under the Finance Documents on terms in all respects acceptable to the Agent (acting with the authorisation of the Majority Lenders).

(b)	The Borrower shall procured that none of the Collateral Guarantors will incur any liability or obligation except:

(i)	liabilities and obligations under the Finance Documents to which it is a party;

(ii)	liabilities or obligations reasonably incurred in the ordinary course of owning, operating and chartering the Ship owned by it; and

(iii)	Financial Indebtedness to the Borrower or any other member of the Group or any of their affiliates (the "Relevant Entity") unless such Financial Indebtedness is fully subordinated to the Loan and the Swap Exposure and each Collateral Guarantor shall, promptly following the Agent's demand, execute or procure the execution of any documents which the Agent specifies to create or maintain the subordination of the rights of the Relevant Entity against that Borrower to those of the Creditor Parties under the Finance Documents on terms in all respects acceptable to the Agent (acting with the authorisation of the Majority Lenders).

12.5	Information provided to be accurate

All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true, correct, accurate and not misleading and will not omit any material fact or consideration.

12.6	Provision of financial statements

The Borrower will send, or procure there are sent, to the Agent:

(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of the Borrower (commencing with the financial year ending on 31 December 2014), the audited consolidated financial statements of the Borrower;

(b)	as soon as possible, but in no event later than 90 days after the end of each financial half- year in each financial year of the Borrower ending on 30 June (commencing with the half- year ending on 30 June 2015), the semi-annual unaudited consolidated financial statements of the Borrower in the form in which they were published in the relevant press release; and

(c)	promptly after each request by the Agent, such further financial information about the Borrower, the Collateral Guarantors, the Ships, the Fleet Vessels, any Security Party or the Group or any member thereof (including but not limited to, information regarding charter arrangements, Financial Indebtedness and operating expenses) as the Agent may require.

12.7	Form of financial statements

All accounts (audited and unaudited) delivered under Clause 12.6 (Provision of financial statements) will:

(a)	be prepared in accordance with all applicable laws and GAAP consistently applied; and

(b)	give a true and fair view of the state of affairs of the Group at the date of those accounts and of their profit for the period to which those accounts relate.

12.8	Shareholder and creditor notices

The Borrower will send the Agent, at the same time as they are despatched, copies of all communications which are despatched to the Borrower's shareholders or creditors or any class of them.

12.9	Consents

The Borrower will, and shall procure that each Collateral Guarantor will, maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for the Borrower or that Collateral Guarantor to perform its obligations under any Finance Document to which it is a party;

(b)	for the validity or enforceability of any Finance Document to which it is a party;

(c)	for the Borrower or that Collateral Guarantor to continue to own and operate the Ship owned by it,

and the Borrower or that Collateral Guarantor will comply with the terms of all such consents.

12.10	Maintenance of Security Interests

The Borrower will and shall procure that each Collateral Guarantor will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority, pay any stamp, registration or similar tax in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

12.11	Notification of litigation

The Borrower will and shall procure that each Collateral Guarantor provide the Agent with details of any legal or administrative action involving the Borrower, any Collateral Guarantor, any other Security Party, the Approved Manager or the Ship owned by it, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

12.12	Principal place of business

The Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in England or the United States of America.

12.13	Confirmation of no default

The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by 2 directors of the Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 12.13 (Confirmation of no default) from time to time; and this Clause 11.14 does not affect the Borrower's obligations under Clause 12.14 (Notification of default).

12.14	Notification of default

The Borrower will notify the Agent as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred/

and will keep the Agent fully up-to-date with all developments.

12.15	Provision of further information

The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to any Collateral Guarantor, any Ship, the Earnings, the Insurances, any Charterparty, the Approved Manager, any Fleet Vessel and any other member of the Group; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document,(including, without limitation, any information requested in connection with the Creditor Parties' "Know your customer" regulations, including but not limited to information required pursuant to all applicable laws and regulations, including, without limitation, the laws of the European Union, Switzerland and the United States of America in connection with the Borrower, any Collateral Guarantor and any other Security Party and their respective beneficial owners), which may be requested by the Agent, the Security Trustee, any Lender or any Lender at any time.

12.16	Provision of copies and translation of documents

The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

12.17	"Know your customer" checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower, any Collateral Guarantor or any other Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c). any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c). on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c). any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.18	Designated Transactions

The Borrower undertakes to serve to the Agent a notice of designation in the form set out in Schedule 6 (Designation Notice) prior to entering into a Transaction with the Swap Bank pursuant to the Master Agreement. Failure by the Borrower to serve such notice shall not preclude a Transaction from being designated as a Designated Transaction for the purposes of the Finance Documents.

12.19	Borrower's Minimum liquidity

The Borrower will maintain to the credit of the Liquidity Reserve Account as from the Drawdown Date and at all times thereafter during the Security Period an aggregate amount of not less than $500,000 per Ship (the "Minimum Liquidity Amount").

12.20	Sanctions

The Borrower:

(a)	shall not, and shall procure that no Collateral Guarantor will, directly or indirectly use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Loan or other transaction(s) contemplated by this Agreement to fund any trade, business or other activities or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) involving or for the benefit of any Sanctioned Person or in any country or territory, that, at the time of such funding, is a Sanctioned Person or Sanctioned Country or (ii) in any other manner that would result in a violation of

Sanctions by any Person (including any Person participating in the loan hereunder, whether as underwriter, advisor, investor, or otherwise);

(b)	shall not permit or authorise and shall prevent (and shall procure that the Collateral Guarantors will not permit or authorise and will prevent) a Ship being used directly or indirectly (i) by or for the benefit of any Sanctioned Person or in any country or territory that is a Sanctioned Country and/or (ii) in any trade which will expose a Ship, any Creditor Party, the Approved Manager, crew or insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions; and

(c)	shall, and shall procure that each Collateral Guarantor shall, ensure that neither its assets nor the assets subject to the Finance Documents shall be used directly or indirectly by or for the benefit of any Sanctioned Person or otherwise used in any manner which may breach any applicable Sanctions.

13	CORPORATE UNDERTAKINGS

13.1	General

The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 (Corporate Undertakings) at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit in writing.

13.2	Maintenance of status

(a)	The Borrower shall maintain its separate corporate existence and remain in good standing under the laws of the Republic of the Marshall Islands.

(b)	The Borrower shall procure that each Collateral Guarantor shall maintain its separate corporate existence and remain in good standing under the laws of its country of incorporation set out in Column C of Schedule 2 (Guarantors).

13.3	Negative undertakings

The Borrower will not:

(a)	change the nature of its business (including but not limited to the ownership of the ship owning entities being engaged in chartering and operation of ships);

(b)	allow any Collateral Guarantor to carry on any business other than the ownership, chartering and operation of the Ship owned by it; or

(c)	pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of its shares (the "Distribution") if an Event of Default has occurred and is continuing at such time or would occur as a result of payment of such Distribution; or

(d)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower's share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms' length; or

(e)	allow any Collateral Guarantor to open or maintain any account with any bank or financial institution except accounts with the Agent and the Security Trustee for the purposes of the Finance Documents; or

(f)	allow any Collateral Guarantor to issue, allot or grant, any person a right to any of its shares or repurchase or reduce its issued shares; or

(g)	allow any Collateral Guarantor to acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative (other than the Designated Transactions under the Master Agreement); or

(h)	enter into, and procure that not if its Subsidiaries will enter into, any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

14	INSURANCE

14.1	General

The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 (Insurance) at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit in writing.

14.2	Maintenance of obligatory insurances

The Borrower shall procure that each Collateral Guarantor shall keep the Ship owned by it insured at the expense of that Collateral Guarantor against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks in excess of the limit of cover for oil pollution liability risks included within the protection and indemnity risks; and

(d)	any other risks against which the Lenders consider, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lenders be reasonable for that Collateral Guarantor to insure and which are specified by the Security Trustee by notice to that Collateral Guarantor.

14.3	Terms of obligatory insurances

The Borrower shall procure that each Collateral Guarantor shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in such amounts, on an agreed value basis, as shall from time to time be approved by the Agent but in any event in an amount not less than the greater of (i) the Market Value of the Ship and (ii) 120 per cent. of the Loan;

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry with the international group of protection and indemnity clubs) and in the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks in respect of the relevant Ship's full value and full tonnage;

(e)	on such terms as shall from time to time be approved in writing by the Agent (including, without limitation, a blocking and trapping clause); and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations which are members of the International Group of Protection and Indemnity Associations.

14.4	Further protections for the Creditor Parties

In addition to the terms set out in Clause 14.3 (Terms of obligatory insurances), the Borrower shall procure that the obligatory insurances effected by each Collateral Guarantor shall:

(a)	except in relation to risks referred to in paragraph (c) of Clause 14.2 (Maintenance of obligatory insurances) and protection and indemnity risks), if the Security Trustee so requires, name (or be amended to name) the Security Trustee as mortgagee for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Security Trustee as sole loss payee with such directions for payment as the Security Trustee may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Security Trustee in respect of any rights or interests (secured or not) held by or available to the Security Trustee in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (d) from making personal claims against persons (other than the Borrower, any Collateral Guarantor or any Creditor Party) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party;

(f)	provide that the Security Trustee may make proof of loss if that Collateral Guarantor fails to do so; and

(g)	provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Security Trustee, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall not be effective with respect to the Security Trustee for 30 days (or 7 days in the case of war risks) after receipt by the Security Trustee of prior written notice from the insurers of such cancellation, change or lapse.

14.5	Renewal of obligatory insurances

The Borrower shall procure that each Collateral Guarantor shall:

(a)	at least 21 days before the expiry of any obligatory insurance effected by it:

(i)	notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lenders' approval to the matters referred to in paragraph (i);

(b)	at least 14 days before the expiry of any obligatory insurance effected by it, renew that obligatory insurance in accordance with the Lenders' approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

14.6	Copies of policies; letters of undertaking

The Borrower shall procure that each Collateral Guarantor shall ensure that all approved brokers provide the Security Trustee with copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Lenders and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 14.4 (Further protections for the Creditor Parties);

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Collateral Guarantor or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and
(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Collateral Guarantor under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.

14.7	Copies of certificates of entry

The Borrower shall procure that each Collateral Guarantor shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Lenders; and

(c)	where required to be issued under the terms of insurance/indemnity provided by the relevant Collateral Guarantor's protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Borrower in relation to the Ship owned by it in accordance with the requirements of such protection and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

14.8	Deposit of original policies

The Borrower shall procure that each Collateral Guarantor shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

14.9	Payment of premiums

The Borrower shall procure that each Collateral Guarantor shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Security Trustee.

14.10	Guarantees

The Borrower shall procure that each Collateral Guarantor shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

14.11	Compliance with terms of insurances

The Borrower shall procure that each Collateral Guarantor shall not do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	the Borrower shall procure that each Collateral Guarantor shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in paragraph (c) of Clause 14.6 (Copies of policies; letters of undertaking) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	the Borrower shall procure that each Collateral Guarantor shall make any changes relating to the Approved Classification or Approved Classification Society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(c)	the Borrower shall procure that each Collateral Guarantor shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	the Borrower shall procure that each Collateral Guarantor shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances (including but not limited to any applicable laws and Sanctions), without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

14.12	Alteration to terms of insurances

The Borrower shall procure that each Collateral Guarantor shall not either make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

14.13	Settlement of claims

The Borrower shall procure that each Collateral Guarantor shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

14.14	Provision of copies of communications

The Borrower shall procure that each Collateral Guarantor shall provide the Security Trustee, at the time of each such communication, copies of all written communications between that Collateral Guarantor and:

(a)	the approved brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Collateral Guarantor's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Collateral Guarantor and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

14.15	Provision of information

In addition, the Borrower shall procure that each Collateral Guarantor shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker appointed by the Agent as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 14.6 (Copies of policies; letters of undertaking) or dealing with or considering any matters relating to any such insurances, and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

14.16	Restrictions on employment

The Borrower shall procure that none of the Collateral Guarantor shall employ the Ship owned by it, nor permit her to be employed, outside the cover provided by any obligatory insurances.

14.17	Mortgagee's interest and additional perils insurances

The Security Trustee shall be entitled from time to time to effect, maintain and renew all or any of the following insurances in such amounts, on such terms, through such insurers and generally in such manner as the Lenders may from time to time consider appropriate:

(a)	a mortgagee's interest marine insurance in an amount equal to 120 per cent. of the aggregate of the Loan and the Swap Exposure, providing for the indemnification of the Security Trustee for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to a Ship or a liability of that Ship or of the Collateral Guarantor owing that Ship, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:

(i)	any act or omission on the part of the Collateral Guarantor owning that Ship, of any operator, charterer, manager or sub-manager of that Ship or of any officer, employee or agent of that Collateral Guarantor or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)	any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of the Collateral Guarantor owning that Ship, any other person referred to in paragraph (i) above, or of any officer, employee or agent of that Collateral Guarantor or of such a person, including the casting away or damaging of that Ship and/or that Ship being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee's interest marine insurance policy whether or not similar to the foregoing;

(b)	a mortgagee's interest additional perils policy in an amount equal to 120 per cent. of the aggregate of the Loan and the Swap Exposure, providing for the indemnification of the Security Trustee against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of a Ship, the imposition of any Security Interest over the Ship and/or any other matter capable of being insured against under a mortgagee's interest additional perils policy whether or not similar to the foregoing, and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

14.18	Review of insurance requirements

The Lenders shall be entitled to review the requirements of this Clause 14 (Insurance) from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Lenders, significant and capable of affecting the Borrower, any Collateral Guarantor or any of the Ships and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which any Collateral Guarantor may be subject). and may appoint insurance consultants in relation to this review at the cost of the Borrower, such review to be carried out before the Drawdown Date and, at the Agent's request, at any time during the Security Period if the Agent (acting on the instructions of the Lenders) considers necessary (fees of the insurance consultants to conduct such review shall be deducted from the Earnings Account in relation to the relevant Ship and the Borrower shall procure that each Collateral Guarantor shall irrevocably authorise the Agent to debit each Earnings Account in order to pay such fees).

14.19	Modification of insurance requirements

The Security Trustee shall notify the Borrower and each Collateral Guarantor of any proposed modification under Clause 14.18 (Review of insurance requirements) to the requirements of this Clause 14 (Insurance) which the Lenders consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower and each Collateral Guarantor as an amendment to this Clause 14 (Insurance) and shall bind the Borrower and each Collateral Guarantor accordingly.

14.20	Compliance with mortgagee's instructions

The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require the Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the Borrower and/or the relevant Collateral Guarantor implement any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 14.19 (Modification of insurance requirements).

15	SHIP COVENANTS

15.1	General

The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 15 (Ship Covenants) at all times during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.

15.2	Ship's name and registration

The Borrower shall procure that each Collateral Guarantor shall keep the Ship owned by it registered in its name under the laws of an Approved Flag State; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship owned by it.

15.3	Repair and classification

The Borrower shall procure that each Collateral Guarantor shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class with an Approved Classification Society free of overdue recommendations and conditions of such Approved Classification Society; and

(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in the Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

15.4	Classification society undertaking

The Borrower shall procure that each Collateral Guarantor shall instruct the Approved Classification Society referred to in Clause 15.3 (Repair and classification):

(a)	to send to the Security Trustee (with a copy to the Borrower), following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the Approved Classification Society in relation to that Ship;

(b)	to allow the Security Trustee (or its agents), not more than once per calendar year, to inspect the original class and related records of that Collateral Guarantor and that Ship either (i) in person at the offices of the Approved Classification Society or (ii) electronically (through the Approved Classification Society directly) and to take copies of such records

(c)	to notify the Security Trustee immediately in writing if the Approved Classification Society:

(i)	receives notification from that Collateral Guarantor or any person that that Ship's Approved Classification Society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship's class under the rules or terms and conditions of that Collateral Guarantor's or that Ship's membership of the Approved Classification Society; and

(d)	following receipt of a written request from the Security Trustee:

(i)	to confirm that that Collateral Guarantor is not in default of any of its contractual obligations or liabilities to the Approved Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Approved Classification Society; or

(ii)	if that Collateral Guarantor is in default of any of its contractual obligations or liabilities to the Approved Classification Society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Approved Classification Society.

15.5	Modification

The Borrower shall procure that no Collateral Guarantor shall make any modification or repairs to, or replacement of, any Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

15.6	Removal of parts

The Borrower shall procure that no Collateral Guarantor shall remove any material part of any Ship, or any item of equipment installed on, any Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the relevant Ship the property of the relevant Collateral Guarantor and subject to the security constituted by the relevant Mortgage Provided that a Collateral Guarantor may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

15.7	Surveys

The Borrower shall procure that each Collateral Guarantor shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lenders provide the Security Trustee, with copies of all survey reports.

15.8	Inspection

The Borrower shall procure that each Collateral Guarantor shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it up to once annually to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections and pay to the Agent the amount of all fees, costs and expenses incurred in respect of such inspections.

15.9	Prevention of and release from arrest

The Borrower shall procure that each Collateral Guarantor shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances,

and, within 7 days upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, that Collateral Guarantor shall procure its release by providing bail or otherwise as the circumstances may require.

15.10	Compliance with laws etc.

The Borrower shall procure that each Collateral Guarantor shall:

(a)	comply, or procure compliance with the ISM Code (including, without limitation, by the Approved Manager), the ISPS Code, all Environmental Laws, Sanctions and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Collateral Guarantor;

(b)	not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless the prior written consent of the Lenders has been given and that Collateral Guarantor has (at its expense) effected any special, additional or modified insurance cover which the Lenders may require.

15.11	Provision of information

The Borrower shall procure that each Collateral Guarantor shall promptly provide the Security Trustee with any information which the Lenders request regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;

(d)	any towages and salvages; and

(e)	its compliance, the Approved Manager's compliance and the compliance of the Ship owned by it with the ISM Code and the ISPS Code,

and, upon the Security Trustee's request, provide copies of any current charter relating to the Ship owned by it, of any current charter guarantee and copies of each Collateral Guarantor's or the Approved Manager's Document of Compliance or any other document issued under the ISM Code.

15.12	Notification of certain events

The Borrower shall procure that each Collateral Guarantor shall immediately notify the Security Trustee by fax, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or Approved Classification Society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of the Ship owned by it;

(f)	any Environmental Claim made against that Collateral Guarantor or in connection with the Ship owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Collateral Guarantor, the Approved Manager or otherwise in connection with the Ship owned by it; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and that Collateral Guarantor shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Collateral Guarantor's, the Approved Manager's or any other person's response to any of those events or matters.

15.13	Restrictions on chartering, appointment of managers etc.

The Borrower shall procure that each Collateral Guarantor shall not, in relation to the Ship owned by it:

(a)	let that Ship on demise charter for any period;

(b)	enter into any time or consecutive voyage charter in respect of that Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months;

(c)	enter into any charter in relation to that Ship under which more than 2 months' hire (or the equivalent) is payable in advance;

(d)	charter that Ship otherwise than on bona fide arm's length terms at the time when that Ship is fixed;

(e)	appoint a manager of that Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager's appointment;

(f)	de-activate or lay up that Ship; or

(g)	put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.

15.14	Notice of Mortgage

The Borrower shall procure that each Collateral Guarantor shall keep the relevant Mortgage registered against the Ship owned by it as a valid first priority or, as the case may be, preferred mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Security Trustee.

15.15	Sharing of Earnings

The Borrower shall procure that no Collateral Guarantor shall:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;

(b)	enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of the Collateral Guarantors to any Earnings; or

(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

15.16	Charter Assignment

If any Collateral Guarantor enters into any Charterparty, the Borrower shall procure that that Collateral Guarantor shall, at the request of the Agent, execute in favour of the Security Trustee a Charterparty Assignment, and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4, 5, 8 and 9 of Part A of Schedule 4 (Condition Precedent Documents) hereof as the Agent may require.

15.17	ISM Code, ISPS Code compliance and Environmental Laws

The Borrower shall procure that each Collateral Guarantor shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship owned by that Collateral Guarantor and the company responsible for that Ship's compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for that Ship an ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

15.18	ITF compliance.

The Borrower shall, and shall procure that each Collateral Guarantor shall, procure that the Approved Manager shall be approved by the ITF as and when it is required by law to maintain such approval.

15.19	Sanctions Provisions

(a)	The Borrower shall, and shall procure that each other Security Party and each Ship shall, and, in respect of any charterer, shall use its best efforts to procure that that charterer shall, comply in all respects with all laws to which it may be subject, including, without limitation, all national and international laws, directives, regulations, decrees, rulings and such analogous rules, including, but not limited to, rules relating to Sanctions.

(b)	The Borrower undertakes, and shall procure that each Collateral Guarantor undertakes, to make any charterers and operators of the Ships aware of the requirements of this Clause and of Clause 10.18 (Sanctions) and that provisions relating to Sanctions substantially similar to those set out under this Agreement are included in any Charterparty or any other charter and shall procure that any charterer acts in accordance with these requirements.

15.20	Change of Approved Manager

The Borrower may, at its sole discretion, at any time during the Security Period, change the Approved Manager of a Ship from Diana Shipping Services SA to Diana Wilhelmsen Management Limited Provided that the Borrower shall notify the Agent 2 Business Days prior to such change and undertakes to provide the Agent with the documents referred to in paragraph 3 of Part B of Schedule 4 within 1 Business Day after the change of the Approved Manager is concluded.

16	SECURITY COVER

16.1	Minimum required security cover

Clause 16.2 (Provision of additional security; prepayment) applies if the Agent notifies the Borrower that:

(a)	the aggregate of the Market Values of the Ships; plus

(b)	the net realisable value of any additional security previously provided under this Clause 16 (Security cover),

is:

(i)	until the date falling on the first anniversary of the Drawdown Date, below 125 per cent. of the aggregate of the Loan and the Swap Exposure; and

(ii)	from the date falling on the first anniversary of the Drawdown Date and for the remainder of the Security Period, below 130 per cent. of the aggregate of the Loan and the Swap Exposure.

16.2	Provision of additional security; prepayment

If the Agent serves a notice on the Borrower under Clause 16.1 (Minimum required security cover), the Borrower shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling 1month after the date on which the Agent's notice is served under Clause 16.1 (Minimum required security cover) unless at least 1 Business Day before the Prepayment Date they have provided, or ensured that a third party has provided, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which has been documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require.

In this Clause 16.2 (Provision of additional security; prepayment) "security" means a Security Interest over an asset or assets (whether securing the Borrower's liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security in respect of the Borrower's liabilities under the Finance Documents.

16.3	Requirement for additional documents.

The Borrower shall not be deemed to have complied with Clause 16.2 (Provision of additional security; prepayment) above until the Agent has received in connection with the additional security certified copies of documents of the kinds referred to in paragraphs 3, 4 and 5 of Schedule 4 (Condition Precedent Documents) Part A and such legal opinions in terms acceptable to the Majority Lenders from such lawyers as they may select.

16.4	Valuation of Ships

The market value of a Ship at any date is that shown by a valuation prepared:

(a)	as at a date not more than [2] months previously;

(b)	by an Approved Broker appointed by the Agent;

(c)	with or without physical inspection of the Ship (as the Agent may require);

(d)	on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

16.5	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 16.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 16.4 (Valuation of Ships).

16.6	Valuations binding

Any valuation under Clause 16.2 (Provision of additional security; prepayment), 16.4 (Valuation of Ships) or 16.5 (Value of additional vessel security) shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

16.7	Provision of information

The Borrower shall promptly provide the Agent and any shipbroker or expert acting under Clause 16.4 (Valuation of Ships) or 16.5 (Value of additional vessel security) with any information which the Agent or an Approved Broker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

16.8	Payment of valuation expenses

Without prejudice to the generality of the Borrower's obligations under Clauses 21.1 (Structuring, agency, account bank fees), 21.3 (Costs of variations, amendments, enforcement etc.) and 22.3 (Miscellaneous indemnities), the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

16.9	Frequency of valuations

The Borrower acknowledges and agree that the Agent may commission valuation(s) of the Ships or any of them at such times as the Agent shall deem necessary and, in any event, at least once in each calendar year.

16.10	Application of prepayment

Clause 8 (Repayment and Prepayment) shall apply in relation to any prepayment pursuant to Clause 16.2 (Provision of additional security; prepayment).

17	PAYMENTS AND CALCULATIONS

17.1	Currency and method of payments

All payments to be made:

(a)	by the Lenders to the Agent; or

(b)	by the Borrower to the Agent, the Security Trustee or any Lender,

under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(i)	by not later than 11.00 a.m. (New York City time) on the due date;

(ii)	to the account of the Agent as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(iii)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

17.2	Payment on non-Business Day

If any payment by any of the Security Parties under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

17.3	Basis for calculation of periodic payments

All interest and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

17.4	Distribution of payments to Creditor Parties

Subject to Clauses 17.5 (Permitted deductions by Agent), 17.6 (Agent only obliged to pay when monies received) and 17.7 (Refund to Agent of monies not received):

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, the Swap Bank or the Security Trustee shall be made available by the Agent to that Lender, the Swap Bank or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender, the Swap Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders or the Swap Bank generally shall be distributed by the Agent to each Lender or the Swap Bank pro rata to the amount in that category which is due to it.

17.5	Permitted deductions by Agent

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or the Swap Bank, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or the Swap Bank under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or the Swap Bank to pay on demand.

17.6	Agent only obliged to pay when monies received

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender or the Swap Bank any sum which the Agent is expecting to receive for remittance or distribution to that Borrower or that Lender or the Swap Bank until the Agent has satisfied itself that it has received that sum.

17.7	Refund to Agent of monies not received

If and to the extent that the Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or (as the case may be) the Lender concerned or the Swap Bank shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

17.8	Agent may assume receipt

Clause 17.7 (Refund to Agent of monies not received) shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

17.9	Creditor Party accounts

Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

17.10	Agent's memorandum account

The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

17.11	Accounts prima facie evidence

If any accounts maintained under Clauses 17.9 (Creditor Party accounts) and 17.10 (Agent's memorandum account) show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

18	APPLICATION OF RECEIPTS

18.1	Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents or the Master Agreement in the following proportions:

(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents and the Master Agreement (in respect of any Designated Transactions) other than those amounts referred to at (ii) and (iii) below (including, but without limitation, all amounts payable by the Borrower under Clauses 21 (Fees and Expenses), 22 (Indemnities) and 23 (No Set-Off or Tax Deduction) of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document or in the Master Agreement);

(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents and the Master Agreement (in respect of any Designated Transactions) (and, for this purpose, the expression "interest" shall include any net amount which the Borrower shall have become liable to pay or deliver under section 2(e) (Obligations) of the Master Agreement (in respect of any Designated Transactions) but shall have failed to pay or deliver to the Swap Bank at the time of application or distribution under this Clause 18 (Application of Receipts)); and

(iii)	thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

(b)	SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document or the Master Agreement (in respect of any Designated Transactions) but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this paragraph of paragraph (a) of Clause 18.1(Normal order of application);

(c)	THIRDLY: in or towards satisfaction of any amounts representing management fees then due and payable by the Borrower or the Collateral Guarantors to the Approved Manager in connection with the Ships; and

(d)	FOURTHLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

18.2	Variation of order of application

The Agent may, with the authorisation of the Majority Lenders and the Swap Bank, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 18.1 (Normal order of application) either as regards a specified sum or sums or as regards sums in a specified category or categories.

18.3	Notice of variation of order of application

The Agent may give notices under Clause 18.2 (Variation of order of application) from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

18.4	Appropriation rights overridden

This Clause 18 (Application of Receipts) and any notice which the Agent gives under Clause 18.2 (Variation of order of application) shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

19	APPLICATION OF EARNINGS

19.1	Payment of Earnings

The Borrower undertakes with each Creditor Party to ensure that, and to procure that each Collateral Guarantor shall ensure that, throughout the Security Period:

(a)	(subject only to the provisions of the General Assignment), all the Earnings of each Ship are paid to the Earnings Account relevant for that Ship; and

(b)	all payments by the Swap Bank to the Borrower under each Designated Transaction are paid to the Liquidity Reserve Account.

19.2	Earnings Accounts balances

Subject to all other terms of this Agreement (including, without limitation, Clause 12.19 (Borrower's Minimum Liquidity) and the other Finance Documents, any monies standing to the credit of each Earnings Account shall be freely available to the Collateral Guarantors to be used in accordance with, and in compliance with the terms and conditions of, this Agreement and the other Finance Documents Provided that no Event of Default or a Potential Event of Default shall have occurred and is continuing.

19.3	Location of accounts

The Borrower shall promptly:

(a)	comply, or procure that each Collateral Guarantor complies, with any requirement of the Agent as to the location or re-location of the Earnings Accounts (or any of them) or the Liquidity Reserve Account; and

(b)	execute, or procure that each Collateral Guarantor executes, any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts or the Liquidity Reserve Account.

19.4	Debits for expenses etc.

The Agent shall be entitled (but not obliged) from time to time to debit any Earnings Account or the Liquidity Reserve Account without prior notice in order to discharge any amount due and payable under Clause 21 (Fees and Expenses) or 22 (Indemnities) to a Creditor Party or

payment of which any Creditor Party has become entitled to demand under Clause 21 (Fees and Expenses) or 22 (Indemnities).

19.5	Borrower obligations unaffected

The provisions of this Clause 19 (Application of Earnings) do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.

20	EVENTS OF DEFAULT

20.1	Events of Default

An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 9.2 (Waiver of conditions precedent), 10.18 (Sanctions), 12.2 (Title; negative pledge), 12.3 (No disposal of assets), 12.19 (Borrower's Minimum liquidity), 12.20 (Sanctions), 13.2 (Maintenance of status), 13.3 (Negative undertakings), 14.2 (Maintenance of obligatory insurances), 14.3 (Terms of obligatory insurances), 15.2 (Ship's name and registration), 15.3 (Repair and classification), 15.11 (Provision of information) or 16.2 (Provision of additional security; prepayment); or

(c)	any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 10 days after the earlier of (i) written notice from the Agent requesting action to remedy the same and (ii) the Borrower becoming aware of such breach; or

(d)	(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)	any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person (exceeding $500,000 (or the equivalent in any other currency) in the case of each Collateral Guarantor and in no event exceeding $15,000,000 (or the equivalent in any other currency) in respect of all Relevant Persons in aggregate at any relevant time):

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums, exceeding in aggregate $500,000 (or the equivalent in any other currency) in the case of each Collateral Owner and in no event exceeding $15,000,000 (or the equivalent in any other currency) in respect of all Relevant Persons in aggregate at any relevant time; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or a Collateral Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)	an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person

(other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)	any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)	in a country other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(h)	the Borrower or any Collateral Guarantor ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful or impossible:

(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee, the Lenders or the Swap Bank to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)	any official consent necessary to enable any Collateral Guarantor to own, operate or charter the Ship owned by it or to enable any Collateral Guarantor or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance

Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(l)	Mr. Simeon Palios ceases to own (either directly or indirectly) at least 5 per cent. of the share capital of the Borrower; or

(m)	the Borrower ceases to own (either directly or indirectly) the entire share capital of any Collateral Guarantor;

(n)	without the prior written consent of the Agent (acting with the authorisation of all Lenders) the shares of the Borrower cease to be listed on the New York Stock Exchange;

(o)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(p)	an Event of Default (as defined in Section 14 of the Master Agreement) occurs; or

(q)	the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Agent, acting with the authorisation of the Lenders; or

(r)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the business, condition (financial or otherwise), operation, state of affairs or prospects of any Relevant Person; or

(ii)	any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person,

in the light of which the Majority Lenders consider that there is a significant risk that the Borrower, any Collateral Guarantor or any other Security Party are, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

20.2	Actions following an Event of Default

On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that all or part of the Commitments and of the other obligations of each Lender to the Borrower under this Agreement are terminated; and/or

(ii)	serve on the Borrower a notice stating that all or part of the Loan together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii) above, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders in consultation with the Swap Bank, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a)(i)or (a)(ii), the Security Trustee, the Agent and/or the Lenders and/or the Swap Bank are entitled to take under any Finance Document or any applicable law.

20.3	Termination of Commitments

On the service of a notice under paragraph (a)(i) of Clause 20.2 (Actions following an Event of Default), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be terminated.

20.4	Acceleration of Loan

On the service of a notice under paragraph (a)(i) of Clause 20.2 (Actions following an Event of Default), all or, as the case may be, the part of the Loan specified in the notice together with accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

20.5	Multiple notices; action without notice

The Agent may serve notices under paragraphs (a)(i) or (a)(ii) of Clause 20.2 (Actions following an Event of Default) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

20.6	Notification of Creditor Parties and Security Parties

The Agent shall send to each Lender, the Swap Bank, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 20.2 (Actions following an Event of Default); but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

20.7	Creditor Party's rights unimpaired

Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or the Swap Bank under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1 (Interests of Creditor Parties several).

20.8	Exclusion of Creditor Party liability

No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.

20.9	Relevant Persons

In this Clause 20 (Events of Default), a "Relevant Person" means the Borrower, any Collateral Guarantor, the Approved Manager, any other Security Party and/or any other member of the Group.

20.10	Interpretation

In paragraph (f) of Clause 20.1 (Events of Default) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in paragraph (g) of Clause 20.1 (Events of Default) "petition" includes an application.

21	FEES AND EXPENSES

21.1	Structuring, agency, account bank fees

The Borrower shall pay to the Agent:

(a)	on the date of this Agreement, a non-refundable structuring fee in the amount set out in the Fee Letter;

(b)	on the date of this Agreement and on each anniversary thereof during the Security Period, an annual agency fee of an amount agreed in writing between the Agent and the Borrower prior to the date of this Agreement, such agency fee to be payable to the Agent in advance for its own account; and

(c)	on the date of this Agreement and on each anniversary thereof during the Security Period, an annual account bank fee in an amount to be agreed in writing between the Agent and the Borrower prior to the date of this Agreement, such account bank fee to be payable to the Agent in advance for the account of the Account Bank.

21.2	Costs of negotiation, preparation etc.

The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document (including, without limitation, out of pocket expenses, legal fees and any related VAT).

21.3	Costs of variations, amendments, enforcement etc.

The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Creditor Party concerned the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document requested by a Security Party, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Majority Lenders, the Swap Bank or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 16 (Security cover) or any other matter relating to such security;

(d)	where the Agent, in its absolute opinion, considers that there has been a material change to the insurances in respect of any of the Ships, the review of the insurances of that Ship pursuant to Clause 14.18 (Review of insurance requirements);

(e)	the opinions of the independent insurance consultant referred to in paragraph 6 of Part B, Schedule 4 (Condition Precedent Documents); and

(f)	any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (f) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

21.4	Documentary taxes

The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

21.5	Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 (Fees and Expenses) and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

22	INDEMNITIES

22.1	Indemnities regarding borrowing and repayment of Loan

The Borrower shall fully indemnify the Agent and each Lender on the Agent's demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender or the Swap Bank claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period including, without limitation, where such receipt or recovery is made as a result of the voluntary or mandatory repayment or prepayment of the Loan, or any part thereof;

(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7 (Default Interest)); and

(d)	the occurrence of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 20 (Events of Default),

and in respect of any tax (other than tax on its overall net income or a FATCA Deduction) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

22.2	Breakage costs

Without limiting its generality, Clause 22.1 (Indemnities regarding borrowing and repayment of Loon) covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

22.3	Miscellaneous indemnities

The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind ("liability items") which may be made or brought against, or incurred by, a Creditor Party, in any country, in relation to:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; and

(b)	any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document, other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

22.4	Extension of indemnities; environmental indemnity

Without prejudice to its generality, Clause 22.3 (Miscellaneous indemnities) covers:

(a)	any matter which would be covered by Clause 22.3 (Miscellaneous indemnities) if any of the references in that Clause to a Lender were a reference to the Agent or (as the case may be) to the Security Trustee; and

(b)	any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment, the ISM Code, the ISPS Code or any Environmental Law.

22.5	Currency indemnity

If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:

(a)	making or lodging any claim or proof against of the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 22.5 (Currency indemnity) the "available rate of exchange" means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 22.5 (Currency indemnity) creates a separate liability of the Borrower which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

22.6	Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 22 (Indemnities) and which indicates (without necessarily specifying a detailed breakdown of the amounts due) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

22.7	Application of Master Agreement

For the avoidance of doubt, Clause 22.5 (Currency indemnity) does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of Section 8 (Contractual Currency) of the Master Agreement shall apply.

22.8	Sums deemed due to a Lender

For the purposes of this Clause 22 (Indemnities). a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22.9	Sanctions

(a)	Each Security Party shall, within three (3) Business Days of demand by a Creditor Party, indemnify each Creditor Party against any cost, loss or liability incurred by it as a result of any civil penalty or fine against, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred in connection with the defence thereof by, the Agent or any Lender as a result of conduct of any Security Party or any of their subsidiaries, affiliates, partners, directors, officers, employees, agents, representatives or advisors, that violates any Sanctions.

(b)	The indemnity in paragraph (a) of this Clause 22.9 (Sanctions) above shall cover any losses incurred by each Creditor Party in any jurisdiction arising or asserted under or in connection with any law relating to any Sanctions.

23	NO SET-OFF OR TAX DEDUCTION

23.1	No deductions

All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

23.2	Grossing-up for taxes

If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

23.3	Evidence of payment of taxes

Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

23.4	Exclusion of tax on overall net income

In this Clause 23 (No Set-Off or Tax Deduction) "tax deduction" means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party's overall net income or a FATCA Deduction.

23.5	Application of Master Agreement

For the avoidance of doubt, Clause 23 (No Set-Off or Tax Deduction) does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of Sections 2(d) (Deduction or Withholding for Tax), 2(c) (Netting of Payments) and 6(e) (Payments on Early Termination) of the Master Agreement shall apply.

23.6	FATCA information

(a)	Subject to paragraph (c) below, each party to the Finance Documents shall, within 10 Business Days of a reasonable request by another party to the Finance Documents:

(i)	confirm to that other party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party's compliance with FATCA; and

(iii)	supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party's compliance with any other law, regulation or exchange of information regime;

(b)	if a party to any Finance Document confirms to another party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly;

(c)	paragraph (a) above shall not oblige any Creditor Party, and paragraph (a)(iii) above shall not oblige any other Party to a Finance Document, to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality;

(d)	if a party to any Finance Document fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

(e)	If the Borrower or a Security Party becomes a US Tax Obligor or a FATCA FFI, it shall as soon as reasonably practicable (i) inform the Agent of the same and (ii) provide the Agent with a W-8 BEN-E form (or any successor form) or any other forms or documentation the Agent may reasonably require;

(f)	Where the Agent reasonably believes that its obligations under FATCA require it, the relevant Borrower or the relevant Security Party shall provide the Agent, upon request, with a W-8 BEN-E form (or any successor form) or any other forms or documentation the Agent may reasonably require, as soon as reasonably practicable. The Agent shall not be liable for any action which it takes or refrains from taking under or in connection with this paragraph (f);

(g)	If the Borrower or a Security Party becomes a US Tax Obligor or a FATCA FFI, or where the Agent reasonably believes that its obligations under FATCA require it, each Creditor Party shall, within 10 Business Days of the date of a request from the Agent supply to the Agent:

(i)	a withholding certificate on Form W-8 or Form W-9 (or any successor form) (as applicable); and/or

(ii)	any withholding statement and other documentation, authorisations and waivers as the Agent may require to certify or establish the status of such Creditor Party under FATCA,

the Agent shall provide any withholding certificate, withholding statement, documentation, authorisations and waivers it receives from a Creditor Party pursuant to this paragraph (g) to the Borrower or the relevant Security Party and shall be entitled to rely on any such withholding certificate, withholding statement, documentation, authorisations and waivers provided without further verification. The Agent shall not be liable for any action which it takes or refrains from taking under or in connection with this paragraph (g); and

(h)	The Borrower, each Security Party and each Creditor Party agrees that if any withholding certificate, withholding statement, documentation, authorisations and waivers provided to the Agent pursuant to paragraphs (e) to (g) above is or becomes materially inaccurate or incomplete, it shall promptly update such withholding certificate, withholding statement, documentation, authorisations and waivers or promptly notify the Agent in writing of its legal inability to do so. The Agent shall provide any such updated withholding certificate, withholding statement, documentation, authorisations and waivers to the Borrower or the relevant Security Party or Creditor Party. The Agent shall not be liable for any action which it takes or refrains from taking under or in connection with this paragraph (h).

23.7	FATCA Deduction

(a)	Each party to a Finance Document may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and shall not be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each party to a Finance Document shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to a Finance Document to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Creditor Parties.

24	ILLEGALITY, ETC

24.1	Illegality

This Clause 24 (illegality, etc.) applies if a Lender (the "Notifying Lender") notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

24.2	Notification of illegality

The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 24.1 (Illegality) which the Agent receives from the Notifying Lender.

24.3	Prepayment; termination of Commitment

On the Agent notifying the Borrower under Clause 24.2 (Notification of illegality), the Notifying Lender's Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 24.1 (Illegality) as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender's Contribution in accordance with Clause 8 (Repayment and Prepayment).

24.4	Mitigation

If circumstances arise which would result in a notification under Clause 24.1 (Illegality) then, without in any way limiting the rights of the Notifying Lender under Clause 24.3 (Prepayment; termination of Commitment), the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

25	INCREASED COSTS

25.1	Increased costs

This Clause 25 (Increased Costs) applies if a Lender (the "Notifying Lender") notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost"; or

(c)	the effect of complying with the regulations set out in the "International Convergence of Capital Standards, a Revised Framework" published by the Basle Committee on Banking Supervision in June 2004 as implemented in the EU by the Capital Requirements Directive (2006/48/EC and 2006/49/EC) is that the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost" when compared to the cost of complying with such regulations as determined by the Notifying Lender (or a parent company of it) on the date of this Agreement and including any amendment taking account of incorporating any measure from the Basel III Framework or CRD IV, and CRD IV or any other law of regulation which implements Basel III and CRD IV.

25.2	Meaning of "increased cost"

In this Clause 25 (Increased Casts), "increased cost" means:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement,

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (aa) (or a parent company of it) or (bb) an item covered by the indemnity for tax in Clause 22.1 (Indemnities regarding borrowing and repayment of Loan) or by Clause 23 (No Set-Off or Tax Deduction) or (cc) a FATCA Deduction.

For the purposes of this Clause 25.2 (Meaning of "increased cost") the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

25.3	Notification to Borrower of claim for increased costs

The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 25.1 (Increased costs).

25.4	Payment of increased costs

The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

25.5	Notice of prepayment

If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 25.4 (Payment of increased costs), the Borrower may give the Agent not less than 14 days' notice of their intention to prepay the Notifying Lender's Contribution at the end of an Interest Period and/or to cancel the Notifying Lender's Available Commitment.

25.6	Prepayment; termination of Commitment

A notice under Clause 25.5 (Notice of prepayment) shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower's notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

25.7	Application of prepayment

Clause 8 (Repayment and Prepayment) shall apply in relation to the prepayment.

26	SET-OFF

26.1	Application of credit balances

Each Creditor Party may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

26.2	Existing rights unaffected

No Creditor Party shall be obliged to exercise any of its rights under Clause 22.5 (Currency indemnity); and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

26.3	Sums deemed due to a Lender

For the purposes of this Clause 26 (Set-Off), a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

26.4	No Security Interest

This Clause 26 (Set-Off) gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

27	TRANSFERS AND CHANGES IN LENDING OFFICES

27.1	Transfer by Borrower

The Borrower may not, without the consent of the Agent, given on the instructions of all the Lenders:

(a)	transfer any of its rights or obligations under any Finance Document; or

(b)	enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.

27.2	Transfer by a Lender

Subject to Clause 27.4 (Effective Date of Transfer Certificate), a Lender (the "Transferor Lender") may at any time, cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a "Transferee Lender") by delivering to the Agent a completed certificate in the form set out in Schedule 5 (Transfer Certificate) with any modifications approved or required by the Agent (a "Transfer Certificate") executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

A transfer pursuant to this Clause 27.2 (Transfer by a Lender) shall be affected:

(i)	without the consent of the Borrower:

(A)	following the occurrence of an Event of Default which is continuing; and/or

(B)	if such transfer is to another Lender or an affiliate of a Lender;

(ii)	in all other circumstances with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) and the Borrower will be deemed to have given its consent 5 Business Days following the request of the Transferor Lender unless the consent is expressly refused by the Borrower within that time.

27.3	Transfer Certificate, delivery and notification

As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee and each of the other Lenders and the Swap Bank;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above, but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

27.4	Effective Date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, Provided that it is signed by the Agent under Clause 27.3 (Transfer Certificate, delivery and notification) on or before that date.

27.5	No transfer without Transfer Certificate

Except as provided in Clause 27.17 (Security over Lenders' rights), no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

27.6	Lender re-organisation; waiver of Transfer Certificate

However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the "successor"). the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the

Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

27.7	Effect of Transfer Certificate

A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 (Market disruption) and Clause 21 (Fees and Expenses), and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

27.8	Maintenance of register of Lenders

During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 27.4 (Effective Date of Transfer Certificate)) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days' prior notice.

27.9	Reliance on register of Lenders

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

27.10	Authorisation of Agent to sign Transfer Certificates

The Borrower, the Security Trustee, each Lender and the Swap Bank irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

27.11	Registration fee

In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $1,500 (and all costs, fees and expenses incidental to the transfer (including, but not limited to legal fees and expenses)) from the Transferor Lender or (at the Agent's option) the Transferee Lender.

27.12	Sub-participation; subrogation assignment

A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

27.13	Disclosure of information

A Lender may disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

The Borrower agrees that the terms and conditions of this Agreement shall remain confidential and shall not, or shall procure that no Collateral Guarantor shall, disclose (whether, without limitation, in writing or orally) to third parties (other than any disclosure to the Borrower's shareholders, officers, employees or professional advisers Provided that the person to whom disclosure is made agrees to be bound by the terms of the confidentiality undertaking in this Clause 27.13 (Disclosure of information) and any disclosure imposed by law or any court order) the existence of this Agreement or the terms and conditions contained herein without the prior written consent of the Lenders.

27.14	Change of lending office

A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

27.15	Notification

On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

27.16	Replacement of Reference Bank

If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 (Interest) then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank's appointment shall cease to be effective.

27.17	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 27 (Transfers and Changes in Lending Offices), each Lender may without consulting with or obtaining consent from the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27.18	If a Lender transfers any of its rights or obligations under the Finance Documents or changes its lending office and, as a result of circumstances existing at the date the transfer occurs, the Borrower would be obliged to make a payment to the Transferee Lender or Lender acting through its new lending office under Clauses 23 (No Set-Off or Tax Deduction) or 2S (Increased Costs), then the Transferee Lender or Lender acting through its new lending office is only entitled to receive payments under those Clauses to the same extent as the Transferor Lender or Lender acting through its previous lending office would have been if the transfer had not occurred.

27.19	Assignments, transfers and novations by the Swap Bank

(a)	Notwithstanding the relevant sections of the Master Agreement, the Swap Bank may, with the consent of the Majority Lenders and the Borrower, such consents not to be unreasonably withheld or delayed [but without requiring the consent of the Agent], assign any of its rights or transfer by novation any of its rights and obligations under the Master Agreement to which it is a party to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, derivatives, securities or other financial assets (the "New Swap Bank").

(b)	Any costs associated with any transfer, assignment or novation under this Clause 27.19 (Assignments, transfers and novations by the Swap Bank) shall be for the New Swap Bank's account.

(c)	Any assignment, transfer or novation under this Clause 27.19 (Assignments, transfers and novations by the Swap Bank) will only be effective on:

(i)	any amendments as may be necessary to the Mortgages or any of the other Finance Documents;

(ii)	receipt by the Agent of written confirmation from the New Swap Bank (in form and substance satisfactory to the Agent) that the New Swap Bank is bound by this Agreement as regards the rights and obligations of the Swap Bank hereunder;

(iii)	performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment, transfer or novation to the New Swap Bank, the completion of which the Agent shall promptly notify to the existing Swap Bank and the New Swap Bank; and

(iv)	receipt by the Agent of the New Swap Bank's consent to the Master Agreement Assignment and a new notice of assignment pursuant to the Master Assignment signed by the Borrower and acknowledgement thereof from the New Swap Bank.

(d)	The Borrower shall co-operate in providing the notice of assignment referred to in sub paragraph (iii) of paragraph (c) above.

28	VARIATIONS AND WAIVERS

28.1	Variations, waivers etc. by Majority Lenders

Subject to Clause 28.2 (Variations, waivers etc. requiring agreement of all Lenders), a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party and if the document affects any of the rights and obligations of the Swap Bank, by the Swap Bank.

28.2	Variations, waivers etc. requiring agreement of all Lenders

However, as regards the following, Clause 28.1 (Variations, waivers etc. by Majority Lenders) applies as if the words "by the Agent on behalf of the Majority Lenders" were replaced by the words "by or on behalf of every Lender":

(a)	a reduction in the Margin;

(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;

(c)	an increase in any Lender's Commitment;

(d)	a change to the definition of "Majority Lenders";

(e)	a change to Clause 3 (Position of the Lenders and the swap bank) or this Clause 28 (Variations and Waivers);

(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(g)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's consent is required.

28.3	Exclusion of other or implied variations

Except for a document which satisfies the requirements of Clauses 28.1 (Variations, waivers etc. by Majority Lenders) and 28.2 (Variations, waivers etc. requiring agreement of all Lenders), no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

29	NOTICES

29.1	General

Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

29.2	Addresses for communications

A notice shall be sent:

(a) to the Borrower:	c/o Approved Manager
16 Pendelis Street
175 64 Paleo Faliro
Athens
Greece

Attn: Chief Financial Officer

Fax No: +30 210 9470101

(b) to a Lender:	At the address below its name in Schedule 1 (Lenders and
Commitments) or (as the case may require) in the relevant Transfer Certificate.

(c) to the Agent,	BNP Paribas
Security Trustee, Bookrunner:	16, rue de Hanovre
75002 Paris Cedex 02
France

Fax: +33 (0) 142984317

E-mail: pierre.masse@bnpparibas.com

fabienne.delorme@bnpparibas.com

(d) to the Swap Bank:	BNP Paribas
3 rue Taitbout
75009 Paris France

Fax: +33 140140114 / 5577 7511

Attn: Legal and Transaction Management Group- ISDA

with copy to:	BNP Paribas, London Branch
10 Harewood Avenue
NW1 6AA London
England

Fax: +44 207 595 5059
Attn: Legal and Transaction Management Group- ISDA

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, the Swap Bank and the Security Parties.

29.3	Effective date of notices

Subject to Clauses 29.4 (Service outside business hours) and 29.5 (Illegible notices):

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

29.4	Service outside business hours

However, if under Clause 29.3 (Effective date of notices) a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 29.5 (Illegible notices)) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

29.5	Illegible notices

Clauses 29.3 (Effective date of notices) and 29.4 (Service outside business hours) do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

29.6	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

29.7	Electronic communication

Any communication to be made between the Agent and a Lender and/or the Swap Bank under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender and/or the Swap Bank:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective addresses or any other such information supplied to them.

29.8	Effectiveness of electronic communication

Any electronic communication made between the Agent and a Lender and/or the Swap Bank will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender or the Swap Bank to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

29.9	Use of websites

(a)	The Agent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communicationby posting this information onto the electronic website www.debtdomain.com (or such other electronic website that the Agent may designate in consultation with the Borrower) (the "Designated Website") if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	the Agent and the Website Lenders are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Agent and the Website Lenders.

(b)	If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Agent shall supply the information to the Paper Form Lender in paper form.

(c)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website.

(d)	The Agent shall promptly upon becoming aware of its occurrence notify the Website Lenders if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

(e)	If the Agent notifies the Website Lenders that any of the events occurred under paragraphs (d)(i) or (d)(v) above has occurred, all information to be provided by the Agent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

29.10	English language

Any notice under or in connection with a Finance Document shall be in English.

29.11	Meaning of "notice"

In this Clause 29 (Notices), "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29.12	Application of Master Agreement

Any notice under or in connection with the Master Agreement shall comply with the provisions of Section 12 of the Master Agreement.

30	SUPPLEMENTAL

30.1	Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

30.2	Severability of provisions

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

30.3	Counterparts

A Finance Document may be executed in any number of counterparts.

30.4	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30.5	Waiver of Banking Secrecy

The Borrower hereby irrevocably authorises and gives consent to the Agent and, each of its affiliates, and their respective subsidiaries, branches and representative offices and their respective directors, officers, employees and agents (the "Authorised Persons" and each an "Authorised Person"). to disclose and transmit to the Applicable Persons, whether orally, in writing or by any other means, information and documents which relates to, or are connected with, the Borrower, its beneficial owner, any other member of the Group, its or their business, dealings or assets (the "Information"), from time to time and to the extent that the Authorised Person deems such disclosure or transmission to be necessary or desirable for or incidental to the carrying out of its duties, obligations, commitments and activities whether arising under contract or by operation of law and/or consolidated supervision and risk management policy, to the extent that the Information is covered by banking secrecy under any applicable law in general and Swiss banking secrecy rules in particular and/or:

(a)	necessary or desirable for the purposes of its internal cross-selling enabling the Borrower and/or any other member of the Group to benefit from the Agent's or any other Authorised Person's business activities; and/or

(b)	necessary or desirable to insure a risk related to the Borrower and/or any other member of the Group; and/or

(c)	necessary or desirable to syndicate a risk related to the Borrower and/or any other member of the Group; and/or

(d)	necessary or desirable to securitise a risk related to the Borrower and/or any other member of the Group; and/or

(e)	necessary or desirable to open an account or to start a business relation with the Agent's or any other Authorised Person's parent company or any of its subsidiaries or branches.

In this Clause 30.5 (Waiver of Banking Secrecy). "Applicable Person" means any or all of the following persons:

(i)	any authority or person against which, pursuant to any applicable law, administrative order or court ruling, banking secrecy may not be validly asserted by an Authorised Person;

(ii)	the Agent's or any other Authorised Person's parent company, any of its subsidiaries, branches or representative offices;

(iii)	any rating agency, auditor, insurance and reinsurance company, broker or professional adviser, to the extent such entity or person is bound by a statutory or contractual duty of confidentiality;

(iv)	any financial institution and institutional or other investor who is or might be involved in securitisation schemes, hedging agreements, participations, credit derivatives or any other risk transfer or sharing arrangements, including, inter alia, a bank and/or other financial institution's participation in, or syndication in respect of, the Loan;

(v)	any potential assignee or transferee or person who has entered into or is proposing to enter into contractual arrangements with the Authorised Person in relation to the Borrower; and

(vi)	any external computer services provider, for the purpose of maintenance or repair of the Agent's or any other Authorised Person's computer systems and date provided that such external computer services provider is bound by the confidentiality policy of BNP Paribas.

30.6	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an affiliate of a Lender to replace that Reference Bank.

30.7	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent but may do so at the Agent's request.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any quotation provided to the Agent.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any quotation provided to the Agent, and any officer, employee or agent of each Reference Bank may rely on this clause subject to the provisions of the Third Parties Act.

30.8	Third party Reference Banks

Any Reference Bank which is not a party to this Agreement may rely on clause 30.7 (Role of Reference Banks)and clause 5.16 (Application of prepayment) subject to the provisions of the Third Parties Act.

31	LAW AND JURISDICTION

31.1	English law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

31.2	Exclusive English jurisdiction

Subject to Clause 31.3 (Choice of forum for the exclusive benefit of the Creditor Parties), the courts of England shall have exclusive jurisdiction to settle any Dispute.

31.3	Choice of forum for the exclusive benefit of the Creditor Parties

Clause 31.2 (Exclusive English jurisdiction) is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

31.4	Process agent

The Borrower irrevocably appoints Nicolaou & Co (for the attention of Antonis Nicolaou) at its registered office for the time being, presently at 25 Heath Drive, Potters Bar, Herts, EN6 lEN, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

31.5	Creditor Party rights unaffected

Nothing in this Clause 31 (Law and Jurisdiction) shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

31.6	Meaning of "proceedings" and "Dispute"

In this Clause 31 (Law and Jurisdiction), "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

		Commitment
Lender	Lending Office	(US Dollars)

BNP PARIBAS	16, rue de Hanovre	$165,000,000
	75002 Paris
	France

	Fax: +33 (O) 142984355

	e-mail: tgmo.shipping@bnpparibas.com

SCHEDULE 2

GUARANTORS

A	B	C	D	E	G
SHIP	SHIP-OWNING COMPANY	COUNTRY OF INCORPORATION	IMO REGISTERED OWNER NUMBER	REGISTERED OFFICE ADDRESS	SHARES
OCEANIS	Panama Campania Armadora SA	Panama	4064563	Aquilino de la Guardia Street No.8, IGRA Building, Panama, Republic of Panama	500 registered shares of no par value
ALCYON	Buenos Aires Campania Armadora SA	Panama	4064515	Capital Plaza Building, 8th Floor, Ave. Roberto Motta, Costa del Este, Panama, Republic of Panama	100 registered shares of $100 par value each
NIREFS	Skyvan Shipping Company SA	Panama	4061281	Edificio Torre Universal, Ave. Federico Boyd, Calle 51, Piso No. 11, 12 (Penthouse), Panama, Republic of Panama	100 registered shares of $100 par value each
TRITON	Husky Trading SA	Panama	4064550	Capital Plaza Building, 8th Floor, Ave. Roberto Motta, Costa del Este, Panama, Republic of Panama	100 registered shares of $100 par value each
DIONE	Chorrera Campania Armadora SA	Panama	5028515	Tower Financial Center, 16th floor, 50th Street and Elvira Mendez, Panama, Republic of Panama	100 registered shares of $100 par value each
DANAE	Eaton Marine SA	Panama	5043110	Beatriz M. de Cabal Street, Proconsa Building II, 8th Floor, Panama, Republic of Panama	100 registered shares of $100 par value each
NORFOLK	Silver Chandra Shipping	Cyprus	5335277	284, Arch. Makarios Ill Avenue,	1,000 registered shares of €1 par

	Company Limited			FORTUNA COURT, BLOCK B, 2nd Floor, 3105, Limassol, Cyprus	value each
PROTEFS	Cypres Enterprises Corp.	Panama	4093975	PH Torre Panama, 15 Floor, Boulevard Costa del Este and Avenida la Rotonda, Costa del Este, Panama City, Republic of Panama	100 registered shares of $100 par value each
THETIS	Changame Campania Armadora SA	Panama	4064546	55th Street, El Cangrejo, No. 225, Panama, Republic of Panama	100 registered shares of $100 par value each
ERATO	Urbina Bay Trading SA	Panama	4094559	Capital Plaza Building, 8th Floor, Ave. Roberto Motta, Costa del Este, Panama, Republic of Panama	100 registered shares of $100 par value each
CALIPSO	Darien Campania Armadora SA	Panama	4094562	Tower Financial Center, 16th floor, 50th Street and Elvira Mendez, Panama, Republic of Panama	100 registered shares of $100 par value each
CLIO	Texford Maritime SA	Panama	4094576	Beatriz M. de Cabal Street, Proconsa Building II, 8th Floor, Panama, Republic of Panama	100 registered shares of $100 par value each
SALT LAKE CITY	Marfort Navigation Company Limtied	Cyprus	5334265	284, Arch. Makarios Ill Avenue, FORTUNA COURT, BLOCK B, 2nd Floor, 3105, Limassol, Cyprus	1,000 registered shares of €1 par value each
NAIAS	Ailuk Shipping Company Inc.	Marshall Islands	5248110	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960	500 registered shares with a par value of $0.01 each
SIDERIS GS	Jaluit Shipping Company Inc.	Marshall Islands	5267352	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960	500 registered shares with a par value of $0.01 each

SEMIRIO	Kili Shipping Company Inc.	Marshall Islands	5296509	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960	500 registered shares with a par value of $0.01 each
BOSTON	Lib Shipping Company Inc.	Marshall Islands	5305865	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960	500 registered shares with a par value of $0.01 each
ALCMENE	Majuro Shipping Company Inc.	Marshall Islands	5566463	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960	500 registered shares with a par value of $0.01 each

SCHEDULE 3

DRAWDOWN NOTICE

To:            BNP PARIBAS
            16, rue de Hanovre
            75002 Paris
            France

Attention:  [[TGMO Shipping] Loans Administration]

[•]

1	We refer to the loan agreement (the "Loan Agreement") dated [•] 2015 and made between ourselves, as Borrower, the Lenders referred to therein, the Swap Bank and BNP Paribas as Agent, Security Trustee and Bookrunner in connection with a facility of up to US$165,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow the Loan as follows:

(a)	Amount: US$ [•];

(b)	Drawdown Date: [•];

(c)	[Duration of the first Interest Period shall be [•] months;] and

(d)	Payment instructions: account in our name and numbered [•] with [•] of [•].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 (Representations and Warranties) of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.

[Name of Signatory]

Director
for and on behalf of
DIANA SHIPPING INC.

SCHEDULE 4

CONDITION PRECEDENT DOCUMENTS PART A

The following are the documents referred to in paragraph (a) of Clause 9.1 (Documents, fees and no default) required before service of the first Drawdown Notice.

1	A duly executed original of each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part B.

2	Copies of the certificate of incorporation and constitutional documents of the Borrower, each Collateral Guarantor or any other Security Party.

3	Copies of resolutions of the shareholders and directors of each Collateral Guarantor, of the executive committee of the directors of the Borrower, or the shareholders and directors of any other Security Party authorising the execution of each of the Finance Documents to which the Borrower, a Collateral Guarantor or any other Security Party is a party and, in the case of the Borrower, authorising named officers to give the Drawdown Notice and other notices under this Agreement.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower, a Collateral Guarantor or any other Security Party.

5	Copies of all consents which the Borrower, a Collateral Guarantor or any Security Party requires to enter into, or make any payment under, any Finance Document.

6	The originals of any mandates or other documents required in connection with the opening or operation of each Earnings Account and the Liquidity Reserve Account (including but not limited to two certified forms of identification in respect of each signatory of each Earnings Account and the Liquidity Reserve Account and of two directors of the Borrower and each Collateral Guarantor) and all other information required by the Creditor Parties or any of them in relation to their "know your customer" regulations including, but not limited to, all applicable laws of the European Union, Switzerland and United States of America in connection with the Borrower, each Collateral Guarantor and any other Security Party (whether in connection with the opening of the Earnings Account or the Liquidity Reserve Account or otherwise).

7	Documentary evidence that the agent for service of process named in Clause 31 (Law and Jurisdiction) has accepted its appointment.

8	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands, English, Switzerland, Bahamas, Greece and Cyprus and such other relevant jurisdictions as the Agent may require.

9	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B

The following are the documents referred to in paragraph (b) of Clause 9.1 (Documents, fees and no default).

1	A duly executed original of the Mortgage, of the General Assignment and any Charterparty Assignment relating to each Ship (and of each document to be delivered by each of them).

2	Documentary evidence that:

(a)	each Ship is definitively and permanently registered in the name of the relevant Collateral Guarantor under the laws of an Approved Flag State;

(b)	each Ship is in the absolute and unencumbered ownership of the relevant Collateral Guarantor save as contemplated by the Finance Documents;

(c)	each Ship maintains the Approved Classification with the Approved Classification Society free of all overdue recommendations and conditions of such Approved Classification Society;

(d)	the Mortgage relating to each Ship has been duly registered against that Ship as a valid first preferred or, as the case may be, priority ship mortgage in accordance with the laws of the relevant Approved Flag State; and

(e)	each Ship is insured in accordance with the prov1s1ons of this Agreement and all requirements therein in respect of insurances have been complied with, including agreed form letters of undertaking of the insurance brokers and club managers, certificates of entry and/or cover notes with respect to that Ship.

3	Documents establishing that the each Ship will, as from the Drawdown Date, be managed by the Approved Manager on terms acceptable to the Lenders, together with:

(a)	the Approved Manager's Undertakings in respect of each Ship;

(b)	copies of the Approved Manager's documents of compliance (DOC) and the safety management certificate (SMC) (as defined in the ISM Code) in respect of each Ship certified as true and in effect by the Borrower and the Approved Manager; and

(c)	a copy of the International Ship Security Certificate in respect of each Ship certified as true and in effect by the Collateral Guarantor owning that Ship and the Approved Manager.

4	A valuation of each Ship (at the expense of the Borrower) addressed to the Agent, stated to be for the purposes of this Agreement and prepared by an Approved Broker no earlier than 15 days prior to the Drawdown Date prepared in accordance with Clause 16 (Security cover) which shows the value of the Ships in an amount acceptable to the Agent.

5	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the law of the Approved Flag State, English, Switzerland, Marshall Islands, Bahamas, Greece and Cyprus and such other relevant jurisdictions as the Agent may require.

6	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the each Ship as the Agent may require (all fees and expenses incurred in relation to the appointment of the marine insurance broker for the purpose of issuing such opinion shall be for the account of the Borrower.

7	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Each of the documents specified in paragraphs 2, 3, 5 and 10 of Part A and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director, the secretary (or equivalent officer) or the legal advisors of the Borrower.

SCHEDULE 5

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:            BNP Paribas for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee and each Lender, as defined in the Loan Agreement referred to below.

[•]

1	This Certificate relates to a Loan Agreement (the "Loan Agreement") dated [•] 2015 and made between (1) Diana Shipping Inc. (the "Borrower"), (2) the banks and financial institutions named therein as Lenders, (3) BNP Paribas as Swap Bank, (4) BNP Paribas as Agent, (5) BNP Paribas as Security Trustee and (6) BNP Paribas as Bookrunner for a loan facility of up to US$165,000,000.

2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings and:

"Relevant Parties" means each Borrower, each Security Party, each Lender, the Swap Bank, the Agent and the Security Trustee;

"Transferor" means [full name] of [lending office]; and

"Transferee" means [full name] of [lending office].

3	The effective date of this Certificate is [•] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4	The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [•] per cent. of its Contribution, outstanding to the Transferor (or its predecessors in title) which is set out below:

Contribution	Amount transferred

5	By virtue of this Transfer Certificate and clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[•]] [from [•] per cent. of its Commitment,which percentage represents $[•]] and the Transferee acquires a Commitment of $[•].]

6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with clause 26 of the Loan Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above; and

(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Loan Agreement and each of the other Finance Documents;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee or any Lender or the Swap Bank in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective;

(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)	it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or Security Party under the Finance Documents;

(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee or any Lender or the Swap Bank in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10	The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's or the Security Trustee's own officers or employees.

11	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 above as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself as Agent and for every other Relevant Party BNP PARIBAS

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person
 (Loan Administration Department):

Telephone:

Fax:

Contact Person
 (Credit Administration Department): Telephone:

Fax:

Account for payments:

Note: This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 6

DESIGNATION NOTICE

To:	BNP Paribas 16, rue de Hanovre 75002 Paris France as Agent

Attention:  [•]

[date]

Dear Sirs

Loan Agreement dated [•] 2015 (the "Loan Agreement") and made between (i) ourselves as Borrower, (ii) the Lenders, (iii) the Swap Bank, (iv) and yourselves as Agent, Security Trustee and as Bookrunner.

We refer to:

1	the Loan Agreement;

2	the Master Agreement dated as of [•] made between ourselves and the Swap Bank; and

3	a Confirmation delivered pursuant to the said Master Agreement dated [•] and addressed by the Swap Bank to us.

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a "Designated Transaction" for the purposes of the Loan Agreement and the Finance Documents.

Yours faithfully

_________________

for and on behalf of

DIANA SHIPPING INC.

SCHEDULE 7

SHIPS

A	B	C	D	E	F	G	H	I
SHIP	SHIP-OWNING COMPANY	FLAG	YEAR BUILT	TYPE and CAPACITY (DWT)	TYPE	IMO NUMBER	Approved Classification Society	Approved Classification
OCEANIS	Panama Campania Armadora SA	Bahamas	2001	75,211	Panamax	9225055	DNV GL	100 AS, ESP IW RSD DBC, Bulk Carrier, Strengthened for Heavy Cargo (holds 2,4 & 6 may be empty)
ALCYON	Buenos Aires Campania Armadora SA	Bahamas	2001	75,247	Panamax	9225029	DNV GL	100 AS, ESP IW RSD DBC, Bulk Carrier, Strengthened for Heavy Cargo (holds 2,4 & 6 may be empty)
NIREFS	Skyvan Shipping Company SA	Bahamas	2001	75,311	Panamax	9215933	Lloyd's Register	100 A1, Bulk Carrier, Strengthened for Heavy Cargoes, Hold Nos: 2,4 & 6 may be empty, Ship Right (SDA, FDA, CM), ESP, ESN, *IWS, LI, Descriptive Note: Ship Right SCM pt Higher Tensile Steel
TRITON	Husky Trading SA	Bahamas	2001	75,336	Panamax	9225043	DNV GL	100 AS, ESP IW RSD DBC, Bulk Carrier, Strengthened for Heavy Cargo, Holds 2,4 & 6 may be empty
DIONE	Chorrera Campania Armadora SA	Greece	2001	75,172	Panamax	9213363	Lloyd's Register	100 A1, Bulk Carrier, Strengthened for Heavy Cargoes Hold Nos 2,4 and 6 may be empty). ESP, ShipRight (SDA, FDA, CM), ESN, *ISW, LI
DANAE	Eaton Marine SA	Greece	2001	75,106	Panamax	9212125	Germanischer Lloyd	100 AS, ESP IW RSD DBC C1D11, Bulk Carrier,

								Strengthened for Heavy Cargo (holds 2,4 & 6 may be empty)
NORFOLK	Silver Chandra Shipping Company Limited	Cyprus	2002	164,218	Capesize	9225809	BUREAU VERITAS	Bulk Carrier ESP Heavy Cargo Nonhomload (any hold may be empty), Unrestricted navigation
PROTEFS	Cypres Enterprises Corp.	Bahamas	2004	73,630	Panamax	9286633	DNV GL	100 AS, ESP IW RSD DBC DG, Bulk Carrier, Strengthened for Heavy Cargo (holds 2,4 & 6 may be empty)
THETIS	Changame Campania Armadora SA	Bahamas	2004	73,583	Panamax	9283992	BUREAU VERITAS	Bulk Carrier ESP, Unrestricted navigation
ERATO	Urbina Bay Trading SA	Bahamas	2004	74,444	Panamax	9283631	BUREAU VERITAS	Bulk Carrier ESP Heavy Cargo; Nonhomload, Unrestricted navigation
CALIPSO	Darien Campania Armadora SA	Bahamas	2005	73,691	Panamax	9297929	DNV GL	100 AS, Bulk Carrier ESP RSD IW DBC Strengthened for Heavy Cargo (holds 2,4 & 6 may be empty)
CLIO	Texford Maritime SA	Bahamas	2005	73,691	Panamax	9297931	BUREAU VERITAS	Bulk Carrier ESP Heavy Cargo Nonhomload (holds 2,4 & 6 may be empty), Unrestricted navigation
SALT LAKE CITY	Marfort Navigation Company Limtied	Cyprus	2005	171,810	Capesize	9314129	BUREAU VERITAS	Bulk Carrier BC-A (Holds 2-4- 6-8 may be empty) ESP, Unrestricted navigation
NAIAS	Ailuk Shipping Company Inc.	Marshall Islands	2006	73,546	Panamax	9330800	BUREAU VERITAS	Bulk Carrier ESP-Nonhomload, Holds 2-4-6 may be empty), Unrestricted navigation
SIDERIS GS	Jaluit Shipping Company Inc.	Marshall Islands	2006	174,186	Capesize	9406881	BUREAU VERITAS	Bulk Carrier ESP, Unrestricted navigation
SEMIRIO	Kili Shipping Company Inc.	Marshall Islands	2007	174,261	Capesize	9406893	BUREAU VERITAS	Bulk Carrier ESP, Unrestricted navigation
BOSTON	Lib Shipping Company Inc.	Marshall Islands	2007	117,828	Capesize	9445966	BUREAU	Bulk Carrier BC-A (Holds 2, 4,

							VERITAS	6, 8 may be empty) ESP, Unrestricted navigation
ALCMENE	Majuro Shipping Company Inc.	Marshall Islands	2010	93,193	Post Panamax	9568586	BUREAU VERITAS	Bulk Carrier CSR BC-A (Holds 2, 4 & 6 may be empty) ESP GRAB [20], Unrestricted navigation

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	BNP Paribas 16, rue de Hanovre 75002 Paris France

Date:  [•]

Dear Sirs,

We refer to a loan agreement dated  [•] 2015 (the "Loan Agreement") made between (1) Diana Shipping Inc. as borrower (the "Borrower"), (2) BNP Paribas as swap bank and (3) yourselves and agent, security trustee and bookrunner.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this compliance certificate.

We enclose with this certificate a copy of the unaudited consolidated financial statements of the Group (as published in the relevant press release) for the 6-month period ended on  [•]]/and the audited consolidated annual financial statements of the Group for the Financial Year ended on  [•]].  The financial statements (i) have been prepared in accordance with all applicable laws and GAAP consistently applied and (ii) give a true and fair view of the state of affairs of the Borrower, each Collateral Guarantor and the Group at the date of the financial statements and of their profit for the period to which the enclosed financial statements relate.

The Borrower and each Collateral Guarantor represent that no Event of Default or Potential Event of Default has occurred as at the date of this certificate [except for the following matter or event [set out all material details of matter or event]]. In addition as of [•], the Borrower and each Collateral Guarantor confirms compliance with the financial covenants set out in Clause 11.2 (Financial Covenants) of the Loan Agreement and clause 16.1 (Minimum required security cover) for the [6- month period][Financial Year] ending as at the date to which the enclosed financial statements are prepared.

We now certify that, based on the calculations enclosed herein, as at  [•]:

(a)            the Market Value Adjusted Net Worth of the Group is $[•];

(b)            the ratio of Consolidated Net Debt to Consolidated Market Adjusted Assets less the aggregate amount of Cash and Cash Equivalents is [•]; and

(c)            the aggregate of all Cash and Cash Equivalents is [•].

This Certificate shall be governed by, and construed in accordance with, English law.

Chief Financial Officer
DIANA SHIPPING INC.

EXECUTION PAGE

BORROWER

SIGNED by	)	/s/ Andreas N. Michalopoulos
ANDREAS NIKOLAOS MICHALOPOULOS	)
for and on behalf of	)
DIANA SHIPPING INC.	)
in the presence of:	)

NADINE AKLEH SOLICITOR WATSON FARLEY & WILLIAMS 348 SYNGROU AVENUE 176 74 KALLITHEA ATHENS - GREECE

LENDERS

SIGNED by	)	/s/ Vassiliki Georgopoulos
VASSILIKI GEORGOPOULOS	)
for and on behalf of	)
BNP PARIBAS	)
in the presence of:	)

NADINE AKLEH SOLICITOR WATSON FARLEY & WILLIAMS 348 SYNGROU AVENUE 176 74 KALLITHEA ATHENS - GREECE

AGENT

SIGNED by	)	/s/ Vassiliki Georgopoulos
VASSILIKI GEORGOPOULOS	)
for and on behalf of	)
BNP PARIBAS	)
in the presence of:	)

NADINE AKLEH SOLICITOR WATSON FARLEY & WILLIAMS 348 SYNGROU AVENUE 176 74 KALLITHEA ATHENS - GREECE

BOOKRUNNER

SIGNED by	)	/s/ Vassiliki Georgopoulos
VASSILIKI GEORGOPOULOS	)
for and on behalf of	)
BNP PARIBAS	)
in the presence of:	)

NADINE AKLEH SOLICITOR WATSON FARLEY & WILLIAMS 348 SYNGROU AVENUE 176 74 KALLITHEA ATHENS - GREECE

SECURITY TRUSTEE

SIGNED by	)	/s/ Vassiliki Georgopoulos
VASSILIKI GEORGOPOULOS	)
for and on behalf of	)
BNP PARIBAS	)
in the presence of:	)

NADINE AKLEH SOLICITOR WATSON FARLEY & WILLIAMS 348 SYNGROU AVENUE 176 74 KALLITHEA ATHENS - GREECE

SWAP BANK

SIGNED by	)	/s/ Vassiliki Georgopoulos
VASSILIKI GEORGOPOULOS	)
for and on behalf of	)
BNP PARIBAS	)
in the presence of:	)

NADINE AKLEH SOLICITOR WATSON FARLEY & WILLIAMS 348 SYNGROU AVENUE 176 74 KALLITHEA ATHENS - GREECE